U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-A/A

POST-QUALIFICATION AMENDMENT NUMBER ONE TO REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933

BrewDog USA Inc.

(Exact name of issuer as specified in its charter)

Delaware

(State of other jurisdiction of incorporation or organization)

96 Gender Rd

Canal Winchester, OH 43110

614-400-3077

(Address, including zip code, and telephone number,

including area code of issuer’s principal executive office)

Kendall A. Almerico

Almerico Law – Kendall A. Almerico, P.A.

1440 G Street NW

Washington DC 20005

(202) 370-1333

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

5180	47-4320975
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

The Offering Circular was originally qualified by the Commission on November 13, 2019 and this post-qualification amendment is the first to be filed and will bring the Offering Circular up to date through the date of this document.

This Offering Circular is following the offering circular format described in Part II of Form 1-A/A.

PART II – POST QUALIFICATION AMENDEMENT ONE TO OFFERING CIRCULAR - FORM 1-A/A: TIER 2

Dated: September 1, 2020

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

BREWDOG USA INC.

96 Gender Rd

Canal Winchester, OH 43110

614-400-3077

www.BrewDog.com

650,000 Shares of Common Stock at $60.00 per Share

Minimum Investment: 1 Share ($60.00)

Maximum Offering: $39,000,000.00

See The Offering – Page 19 and Securities Being Offered – Page 50 For Further Details

None of the Securities Offered Are Being Sold By Present Security Holders

On September 1, 2020, this Post-Qualification Amendment To The Offering Circular Will Take The Place Of The Form 1-A and Offering Circular Originally Qualified by the Securities and Exchange Commission on November 13, 2019 and Will Terminate at 11:59 PM Pacific on January 29, 2021

Unless Extended Up To An Additional 215 days or Terminated Earlier By The Issuer

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PLEASE REVIEW ALL RISK FACTORS ON PAGES PAGE 12 THROUGH PAGE 28 BEFORE MAKING AN INVESTMENT IN THIS COMPANY. AN INVESTMENT IN THIS COMPANY SHOULD ONLY BE MADE IF YOU ARE CAPABLE OF EVALUATING THE RISKS AND MERITS OF THIS INVESTMENT AND IF YOU HAVE

SUFFICIENT RESOURCES TO BEAR THE ENTIRE LOSS OF YOUR INVESTMENT, SHOULD THAT OCCUR.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

Because these securities are being offered on a “best efforts” basis, the following disclosures are hereby made:

For investors originated by Dalmore Group, LLC

	Price to Public	Commissions (1)	Proceeds to Company (2)	Proceeds to Other Persons (3)
Per Share	$60.00	$3.90	$56.10	None
Minimum Investment	$60.00	$3.90	$56.10	None
Maximum Offering Remaining 4-27-20 (5)	$38,203,680	$2,485,184	$35,718,496	None

For investors originated by StartEngine Primary

	Price to Public	Commissions (4)	Proceeds to Company (2)	Proceeds to Other Persons (3)
Per Share	$60.00	$4.20	$55.80	None
Minimum Investment	$60.00	$4.20	$55.80	None
Maximum Offering Remaining 4-27-20 (6)	$38,203,680	$2,674,257.60	$35,529,422.40	None

(1) The Company shall pay Dalmore Group, LLC (“Dalmore”)  a broker-dealer services fee equivalent to (i) 5% of capital raised up to the first $10 million raised, (ii) for all capital raised between $10,000,001 and $15,000,000, a fee of 5.5%, (iii) for all capital raised between $15,000,001 and $20,000,000, a fee of 6%, (iv) for all capital raised between $20,000,001 and $25,000,000, a fee of 6.5%, (v) for all capital raised between $25,000,001 and $30,000,000, a fee of 7%, (vi) for all capital raised between $30,000,001 and $35,000,000, a fee of 7.5%, (vii) for all capital raised between $35,000,001 and $39,000,000, a fee of 8%. Dalmore will perform administrative and compliance related functions in connection with this offering but has not been engaged for underwriting or placement agent services and will not be paid underwriting fees, but will be paid service fees. The top chart reflects the average commission of 6.51% to be paid based upon the sliding scale set out above for “per share” and “minimum investment.” The top chart assumes no investors after April 27, 2020 are originated by StartEngine Primary. See “PLAN OF DISTRIBUTION.”

(2) Does not reflect payment of expenses of this offering, which are estimated to not exceed $75,000.00 and which include, among other things, legal fees, accounting costs, reproduction expenses, due diligence, marketing, consulting, administrative services other costs of blue sky compliance, and actual out-of-pocket expenses incurred by the Company selling the Shares, but which do not include fees to be paid to the escrow agent and administrative fees paid to Dalmore or technology providers. If the Company engages the services of additional broker-dealers in connection with the offering, their commissions will be an additional expense of the offering. See the “PLAN OF DISTRIBUTION” for details regarding the compensation payable in connection with this offering. This amount represents the proceeds of the offering to the Company, which will be used as set out in “USE OF PROCEEDS TO ISSUER.”

(3) There are no finder’s fees or other fees being paid to third parties from the proceeds, other than those disclosed below. See "PLAN OF DISTRIBUTION."

(4) The Company has engaged StartEngine Primary LLC (“StartEngine”) as a selling group member broker-dealer under a commission sharing agreement with Dalmore. As a result, for investors originated by StartEngine, the Company shall pay Dalmore and StartEngine a broker-dealer services fee equivalent to 7% of capital raised up for investors originated by StartEngine, with 5% of the 7% fee being paid to StartEngine and 2% of the 7% fee being paid to Dalmore. The bottom chart above reflects only investors originated by StartEngine Primary. The totals in the bottom chart illustrate what the total commission paid would be if all investors were originated by StartEngine Primary after April 27, 2020. See “PLAN OF DISTRIBUTION.”

(5) As of April 27, 2020 when Dalmore Group was hired, the company had sold 13,272 shares of Common Stock for $60.00 per share in this Offering. Total commissions through April 27, 2020 were $33,780.60 paid or to be paid to iQ Capital (USA), Inc., which acted as broker-dealer in connection with this offering for shares of Common Stock sold prior to April 27, 2020, and $10,059.00 paid or to be paid to StartEngine for shares of Common Stock sold prior to April 27, 2020. $2,485,184.00 that would be paid to Dalmore, assuming the 636,728 shares that remained available in this offering at that time were all sold by Dalmore and none are sold by StartEngine.

(6) As of April 27, 2020 when Dalmore Group was hired, the Company had sold 13,272 shares of Common Stock for $60.00 per share in this Offering. Total commissions through April 27, 2020 were $33,780.60 paid or to be paid to iQ Capital (USA), Inc., which acted as broker-dealer in connection with this offering for shares of Common Stock sold prior to April 27, 2020, and $10,059.00 paid or to be paid to StartEngine for shares of Common Stock sold prior to April 27, 2020 and $2,674,257.60 in total commissions ($1,910,184.00 that would be paid to StartEngine and $764,073.60 that would be paid to Dalmore) assuming the sale of all 636,728 shares that remained available in this offering at that time were all originated by StartEngine.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This offering (the “Offering”) consists of Common Stock (the “Shares” or individually, each a “Share”) that is being offered on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold. The Shares are being offered and sold by BrewDog USA, Inc., a Delaware Corporation (“BrewDog USA” or the “Company”). There are 650,000 Shares being offered at a price of $60.00 per Share with a minimum purchase of one (1) Share per investor. The Shares are being offered on a best efforts basis to an unlimited number of accredited investors and an unlimited number of non-accredited investors only by the Company and through Dalmore Group, LLC. (“Dalmore”), and StartEngine Primary LLC (“StartEngine”) as a member of a selling group, both being broker/dealers registered with the Securities and Exchange Commission (the “SEC”) and members of the Financial Industry Regulatory Authority (“FINRA”). The maximum aggregate amount of the Shares offered is $39,000,000.00 (the “Maximum Offering”). There is no minimum number of Shares that needs to be sold in order for funds to be released to the Company and for this Offering to close.

The Shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier 2 offerings. The Shares will only be issued to purchasers who satisfy the requirements set forth in Regulation A. The offering is expected to expire on the first of: (i) all of the Shares offered are sold; or (ii) at 11:59 PM Pacific, November 12, 2020, unless sooner terminated or extended by the Company’s CEO. Pending each closing, payments for the Shares will be deposited in an escrow account to be held in escrow for the Company. Funds will be promptly refunded without interest, for sales that are not consummated. All funds received by the escrow agent shall be held only in a non-interest bearing bank account. Upon closing under the terms as set out in this Offering Circular, funds will be immediately transferred to the Company where they will be available for use in the operations of the Company’s business in a manner consistent with the “USE OF PROCEEDS TO ISSUER” in this Offering Circular.

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONCERNING THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR, AND IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON.

_____________________________________

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR, OR OF ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE COMPANY OR ANY OF ITS EMPLOYEES, AGENTS OR AFFILIATES, AS INVESTMENT, LEGAL, FINANCIAL OR TAX ADVICE.

_____________________________________

BEFORE INVESTING IN THIS OFFERING, PLEASE REVIEW ALL DOCUMENTS CAREFULLY, ASK ANY QUESTIONS OF THE COMPANY’S MANAGEMENT THAT YOU WOULD LIKE ANSWERED AND CONSULT YOUR OWN COUNSEL, ACCOUNTANT AND OTHER PROFESSIONAL ADVISORS AS TO LEGAL, TAX AND OTHER RELATED MATTERS CONCERNING THIS INVESTMENT.

NASAA UNIFORM LEGEND

FOR RESIDENTS OF ALL STATES: THE PRESENCE OF A LEGEND FOR ANY GIVEN STATE REFLECTS ONLY THAT A LEGEND MAY BE REQUIRED BY THAT STATE AND SHOULD NOT BE CONSTRUED TO MEAN AN OFFER OR SALE MAY BE MADE IN A PARTICULAR STATE. IF YOU ARE UNCERTAIN AS TO WHETHER OR NOT OFFERS OR SALES MAY BE LAWFULLY MADE IN ANY GIVEN STATE, YOU ARE HEREBY ADVISED TO CONTACT THE COMPANY. THE SECURITIES DESCRIBED IN THIS OFFERING CIRCULAR HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS (COMMONLY CALLED "BLUE SKY" LAWS).

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_____________________________________

NOTICE TO FOREIGN INVESTORS

IF THE PURCHASER LIVES OUTSIDE THE UNITED STATES, IT IS THE PURCHASER'S RESPONSIBILITY TO FULLY OBSERVE THE LAWS OF ANY RELEVANT TERRITORY OR JURISDICTION OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY PURCHASE OF THE SECURITIES, INCLUDING OBTAINING REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER REQUIRED LEGAL OR OTHER FORMALITIES. THE COMPANY RESERVES THE RIGHT TO DENY THE PURCHASE OF THE SECURITIES BY ANY FOREIGN PURCHASER.

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Forward Looking Statement Disclosure

This Form 1-A/A, Offering Circular, and any documents incorporated by reference herein or therein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form 1-A/A, Offering Circular, and any documents incorporated by reference are forward-looking statements. Forward-looking statements give the Company's current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. The forward-looking statements contained in this Form 1-A/A, Offering Circular, and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form 1-A/A, Offering Circular, and any documents incorporated by reference, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company's control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect or change, the Company's actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements. Any forward-looking statement made by the Company in this Form 1-A/A, Offering Circular or any documents incorporated by reference herein speaks only as of the date of this Form 1-A/A, Offering Circular or any documents incorporated by reference herein. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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About This Form 1-A/A and Offering Circular

In making an investment decision, you should rely only on the information contained in this Form 1-A/A and Offering Circular. The Company has not authorized anyone to provide you with information different from that contained in this Form 1-A/A and Offering Circular. We are offering to sell, and seeking offers to buy the Shares only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this Form 1-A/A and Offering Circular is accurate only as of the date of this Form 1-A/A and Offering Circular, regardless of the time of delivery of this Form 1-A/A and Offering Circular. Our business, financial condition, results of operations, and prospects may have changed since that date. Statements contained herein as to the content of any agreements or other documents are summaries and, therefore, are necessarily selective and incomplete and are qualified in their entirety by the actual agreements or other documents. The Company will provide the opportunity to ask questions of and receive answers from the Company's management concerning terms and conditions of the Offering, the Company or any other relevant matters and any additional reasonable information to any prospective investor prior to the consummation of the sale of the Shares. This Form 1-A/A and Offering Circular do not purport to contain all of the information that may be required to evaluate the Offering and any recipient hereof should conduct its own independent analysis. The statements of the Company contained herein are based on information believed to be reliable. No warranty can be made as to the accuracy of such information or that circumstances have not changed since the date of this Form 1-A/A and Offering Circular. The Company does not expect to update or otherwise revise this Form 1-A/A, Offering Circular or other materials supplied herewith. The delivery of this Form 1-A/A and Offering Circular at any time does not imply that the information contained herein is correct as of any time subsequent to the date of this Form 1-A/A and Offering Circular. This Form 1-A/A and Offering Circular are submitted in connection with the Offering described herein and may not be reproduced or used for any other purpose.

TABLE OF CONTENTS

OFFERING SUMMARY, PERKS AND RISK FACTORS	9
OFFERING SUMMARY	9
PERKS	9
The Offering	11
Investment Analysis	12
RISK FACTORS	12
DILUTION	28
PLAN OF DISTRIBUTION	29
USE OF PROCEEDS TO ISSUER	33
DESCRIPTION OF BUSINESS	34
DESCRIPTION OF PROPERTY	42
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	42
Results of Operations	43
Liquidity and Capital Resources	43
Plan of Operations	44
Trend Information	44
Off-Balance Sheet Arrangements	44
Critical Accounting Policies	45
Additional Company Matters	45
DIRECTORS AND EXECUTIVE OFFICERS	46
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	47
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS	49
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	50
SECURITIES BEING OFFERED	51
FUTURE LIQUIDITY	52
DISQUALIFYING EVENTS DISCLOSURE	53
ERISA CONSIDERATIONS	53
INVESTOR ELIGIBILITY STANDARDS	55
SECTION F/S FINANCIAL STATEMENTS	57
SIGNATURES	81
ACKNOWLEDGMENT ADOPTING TYPED SIGNATURES	82

OFFERING SUMMARY, PERKS AND RISK FACTORS

OFFERING SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offering Circular and/or incorporated by reference in this Offering Circular. For full offering details, please (1) thoroughly review this Form 1-A/A filed with the Securities and Exchange Commission (2) thoroughly review this Offering Circular and (3) thoroughly review any attached documents to or documents referenced in, this Form 1-A/A and Offering Circular.

Type of Stock Offering:	Common Stock
Price Per Share:	$60.00
Minimum Investment:	$60.00 per investor (1 Share of Common Stock)
Maximum Offering:	$39,000,000.00. The Company will not accept investments greater than the Maximum Offering amount.
Maximum Shares Offered:	650,000 Shares of Common Stock
Use of Proceeds:	See the description in section entitled “USE OF PROCEEDS TO ISSUER” on page 32 herein.
Voting Rights:	The Shares have full voting rights.
Length of Offering:

Shares will be offered on a continuous basis until either (1) the maximum number of Shares are sold; (2) at 11:59 PM Pacific, January 29, 2021, (3) if Company in its sole discretion extends the offering, or (4) the Company in its sole discretion withdraws this Offering.

PERKS

The Company will provide the following perquisites* (“perks”) to investors in this offering who submit their online application to invest on or after September 1, 2020, in addition to the Shares purchased, at each level of investment defined below, after a subscription for investment is accepted and after Shares are issued to the investor. For investors prior to the above date, the original “perks” set out in the Offering Circular qualified by the Securities and Exchange Commission on November 13, 2019 will be provided as set out in that qualified version of the Offering Circular:

For an investment of $60 or more, in addition to the Shares of Common Stock you purchase, you will receive:

•5% discount in BrewDog bars worldwide

•5% discount off our U.S. online shop

•A copy of Craft Beer For The Geeks worth $15

•Sustainable Supper Club Membership (double your standard discount on all vegan food in BrewDog bars)

•Access to exclusive Tomorrow Punk Merch

•Increased discount on DIY Dog supplies

•An invitation +1 to our U.S. AGM (Annual General Mayhem) in Columbus, Ohio1

•A free draft BrewDog beer on your birthday, redeemable at any BrewDog bar worldwide

If you purchase 10 or more shares ($600 or more) in this Regulation A offering, you will increase your discount to 10% in BrewDog bars, and 10% for our US online shop.

At each investment tier above $60, you can choose one perk for each level you qualify for. You can choose your benefits via your investor account on BrewDog.com after you apply for shares. Please note that availability may be limited, please visit our website to see current availability.

For an investment of $600 or more, in addition to the Shares of Common Stock you purchase, you may select one of the following perks:

•A Tomorrow Punk growler

OR

•A BrewDog x A Good Company water bottle

OR

•A coupon for a 6-pack of Punk IPA or Lost Lager to forward to a friend every month for a year

OR

•A Tomorrow Punk T-shirt

For an investment of $1200 or more, in addition to the Shares of Common Stock you purchase,

you may select one of the following perks:

•Exclusive access to the first beer brewed using hops grown on campus at our US facility
OR

•A Tomorrow Punk glassware set and bar blade, and 3 special release Overworks beers when released

OR

•Tomorrow Punks meet n greet - An invitation for you +1 to an afternoon of beer geekery with our brewers. This would include a Q&A, tour of the site, and exclusive beer tasting1

For an investment of $3,000 or more, in addition to the Shares of Common Stock you purchase,

you will have the opportunity to select one of the following perks:

•A special edition case of Once Beer Vodka

OR

•Growler Club membership for a year with 1 growler fill per month

OR

•A vegan meal & beer every month for 2 years at USA BrewDog bars *

*Includes 1 main course, 1 draft BrewDog beer & 1 side dish or dessert every month for 24 months from the end of this Regulation A offering.

For an investment of $4,800 or more, in addition to the Shares of Common Stock you purchase,

you will have the opportunity to select one of the following perks:

•BrewDog x Brooklyn beer brew kit, bar runner, tin sign, and a copy of DIY dog 2020

OR

•A BrewDog branded cooler & 12 pack of Punk or Punk AF* to fill it with

* where we are unable to ship alcohol, you may either pick up your perk from our brewery in Columbus, Ohio, or substitute an AF (alcohol-free) version

For an investment of $7,800 or more, in addition to the Shares of Common Stock you purchase,

you will have the opportunity to select one of the following perks:

•One free case of 24 cans of BrewDog beers, available to collect from our brewery, every month for 1 year.

OR

•Tomorrow Punks Dog Day - You’ll spend a day nerding out with our quality team & HQ crew with a special taste panel, a session in our lab, a close look at our investment in sustainability, and dinner & a Q&A with our masters of quality. 1

For an investment of $13,800 or more, in addition to the Shares of Common Stock you purchase, you will receive:

•A case of bottles from an exclusive cask of sustainable whisky upcycled from wasted beer.

OR

•A limited edition BrewDog x VanMoof electric bike

1Travel expense is not included in any of the perks above.

The Offering

Common Stock Outstanding (1)(2)	6,508,246 Shares
Common Stock in this Offering	650,000 Shares
Stock to be outstanding after the offering (3)	7,158,246 Shares

(1) All Shares of Common Stock are held by BrewDog plc, investors from our two previous Regulation A offerings, and others as set out in the Capitalization Table herein.

(2) There is only one class of stock in the Company at present – Common Stock.

(3) The total number of Shares of Common Stock assumes that the maximum number of Shares are sold in this offering.

The Company may not be able to sell the Maximum Offering Amount. The Company will conduct one or more closings on a rolling basis as funds are received from investors. Funds tendered by investors will be kept in an escrow account until the next closing after they are received by the escrow agent. At each closing, with respect to subscriptions accepted by the Company, funds held in escrow will be distributed to the Company, and the associated Shares will be issued to the investors that purchased such Shares. Investors may not withdraw their Shares from escrow unless the offering is terminated without a closing having occurred.

The net proceeds of the Offering will be the gross proceeds of the Shares sold minus the expenses of the offering.

We are not listed on any trading market or stock exchange, and our ability to list our stock in the future is uncertain. Investors should not assume that the Offered Shares will be listed. A public trading market for the shares may not develop.

Investment Analysis

The Company believes that it has strong economic prospects by virtue of the following dynamics of the industry, the success of BrewDog plc in the United Kingdom and elsewhere, and other reasons:

1.Management believes that the trends for growth in the craft brewery industry in the United States are favorable.

2. The demand for quality craft beer in the United States is expected to grow, creating an opportunity for the Company as it is already ahead of many competitors based upon its success in the United Kingdom and elsewhere.

3. Management believes that the high quality of its craft beer, its knowledge of running a craft brewery and operating its brew pubs and bars through BrewDog plc, and its experience in marketing its craft beers and brand will position BrewDog USA Inc. for profitable operations and will create new market opportunities in the United States.

Despite Management’s beliefs, there is no assurance that BrewDog USA Inc. will be profitable, or that management’s opinion of the industry’s favorable dynamics will not be outweighed in the future by unanticipated losses, adverse regulatory developments and other risks. Investors should carefully consider the various risk factors below before investing in the Shares. In particular, while the Company and its management are hopeful that the long-term effects will eventually be minimized from the coronavirus pandemic and the related economic issues that have affected both the U.S. and the global economy and the Company, neither Management nor the Company can offer any assurance that what they believe to be the long term favorable conditions will not be outweighed by the occurrence, the past problems and future unknown problems and issues caused by the coronavirus pandemic.

RISK FACTORS

The purchase of the Company’s Common Stock involves substantial risks. You should carefully consider the following risk factors in addition to any other risks associated with this investment. The Shares offered by the Company constitute a highly speculative investment and you should be in an economic position to lose your entire investment. The risks listed do not necessarily comprise all those associated with an investment in the Shares and are not set out in any particular order of priority. Additional risks and uncertainties may also have an adverse effect on the Company’s business and your investment in the Shares. An investment in the Company may not be suitable for all recipients of this Offering Circular. You are advised to consult an independent professional adviser or attorney who specializes in investments of this kind before making any decision to invest. You should consider carefully whether an investment in the Company is suitable in the light of your personal circumstances and the financial resources available to you.

The discussions and information in this Offering Circular may contain both historical and forward-looking statements. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of the Company’s business, please be advised that the Company’s actual financial condition, operating results, and business performance may differ materially from that projected or estimated by the Company in forward-looking statements. The Company has attempted to identify, in context, certain of the factors it currently believes may cause actual future experience and results may differ from the Company’s current expectations.

Before investing, you should carefully read and carefully consider the following risk factors:

Risks Relating to the Company and Its Business

The Company, And Its Majority Shareholder/Parent Company Have Both Been Substantially Affected By The Coronavirus Pandemic

In late 2019, a novel coronavirus (COVID-19) surfaced, reportedly, in Wuhan, China. The World Health Organization declared a global emergency on January 30, 2020, with respect to the outbreak and many states and countries, including the United States, have initiated significant restrictions on business operations. We face uncertainty as the ongoing pandemic causes significant disruption to U.S and global markets and business. The overall and long term impacts of the outbreak are unknown and evolving.

This pandemic has already adversely affected our business and this or another pandemic, epidemic or outbreak of an infectious disease in the United States or in another country may adversely affect our business. The spread of a disease could lead to unfavorable economic conditions, which would adversely impact our operations. The extent to which the coronavirus impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

The effects of such a widespread infectious disease and epidemic has already caused, and may continue to cause or may cause in the future an overall decline in the U.S. and world economy as a whole. The actual effects of the spread of coronavirus or of another pandemic are difficult to assess as the actual effects will depend on many factors beyond the control and knowledge of the Company. However, the spread of the coronavirus, if it continues, and any future similar occurrence may cause an overall decline in the economy as a whole and therefore may materially harm our Company long term.

At the time of this filing, many restaurants, bars and hotels in the United States and in most countries are closed. These closures have significantly affected out business in numerous ways,

including a reduction in revenues and in staff.  The same has occurred to BrewDog plc, our majority shareholder and parent company, upon whom we rely for economic and other assistance. As this filing is being made, there is uncertainty as to if, or when, our restaurants, bars and hotels and those of others will reopen and the same uncertainty applies to BrewDog plc.  There is also uncertainly as to what long-term restrictions or other effects will occur in the restaurant, bar and hotel business, as well as to our brewing operations in general. There is also uncertainty as to what will happen to in this regard should another health-related outbreak occur in the future.

All of these risks, and many others known or unknown, related to this outbreak, and future outbreaks, pandemics or epidemics, could materially affect the long-term business of the Company and BrewDog plc, and your investment.

The Company Has Limited Operating History

The Company has a limited operating history and there can be no assurance that the Company's proposed plan of business can be realized in the manner contemplated and, if it cannot be, shareholders may lose all or a substantial part of their investment. There is no guarantee that it will ever realize any significant operating revenues or that its operations will ever be profitable.

The Company Is Dependent Upon Its Management, Founders, Key Personnel and Consultants to Execute the Business Plan, And Many Of Them Will Have Concurrent Responsibilities At Other Businesses Such As BrewDog plc

The Company's success is heavily dependent upon the continued active participation of the Company's current executive officers as well as other key personnel and consultants. Many of them will have concurrent responsibilities at other entities such as BrewDog plc. Loss of the services of one or more of these individuals could have a material adverse effect upon the Company's business, financial condition or results of operations. Further, the Company's success and achievement of the Company's growth plans depend on the Company's ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in the industries in which the Company participates is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of the Company's activities, could have a materially adverse effect on it. The inability to attract and retain the necessary personnel, consultants and advisors could have a material adverse effect on the Company's business, financial condition or results of operations.

Although Dependent Upon Certain Key Personnel, The Company Does Not Have Any Key Man Life Insurance Policies On Any Such People

The Company is dependent upon management in order to conduct its operations and execute its business plan; however, the Company has not purchased any insurance policies with respect to those individuals in the event of their death or disability. Therefore, should any of these key personnel, management or founders die or become disabled, the Company will not receive any compensation that would assist with such person's absence. The loss of such person could negatively affect the Company and its operations.

The Company Is Subject To Income Taxes As Well As Non-Income Based Taxes, Such As Payroll, Sales, Use, Value-Added, Net Worth, Property And Goods And Services Taxes.

Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although the Company believes that our tax estimates will be reasonable: (i) there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our income tax provisions, expense amounts for non-income based taxes and accruals and (ii) any material differences could have an adverse effect on our consolidated financial position and results of operations in the period or periods for which determination is made.

The Company Is Not Subject To Sarbanes-Oxley Regulations And Lack The Financial Controls And Safeguards Required Of Public Companies.

The Company does not have the internal infrastructure necessary, and is not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurances that there are no significant deficiencies or material weaknesses in the quality of our financial controls. The Company expects to incur additional expenses and diversion of management's time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

The Company Has Engaged In Certain Transactions With Related Persons.

Please see the section of this Offering Circular entitled “Interest of Management and Others in Certain Related-Party Transactions and Agreements”

Changes In Employment Laws Or Regulation Could Harm The Company’s Performance.

Various federal and state labor laws govern the Company’s relationship with our employees and affect operating costs. These laws may include minimum wage requirements, overtime pay, healthcare reform and the implementation of various federal and state healthcare laws, unemployment tax rates, workers' compensation rates, citizenship requirements, union membership and sales taxes. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, changing regulations from the National Labor Relations Board and increased employee litigation including claims relating to the Fair Labor Standards Act.

The Company’s Bank Accounts Will Not Be Fully Insured

The Company’s regular bank accounts and the escrow account for this Offering each have federal insurance that is limited to a certain amount of coverage. It is anticipated that the account balances in each account may exceed those limits at times. In the event that any of Company’s banks should fail, the Company may not be able to recover all amounts deposited in these bank accounts.

The Company’s Business Plan Is Speculative

The Company’s present business and planned business are speculative and subject to numerous risks and uncertainties. There is no assurance that the Company will generate significant revenues or profits.

The Company Faces Significant Competition in the United States

The Company will face significant competition in the United States craft brew marketplace.  According to the Brewers Association, a not-for-profit trade association dedicated to small and independent American brewers, in November 2016, U.S. craft brewery count passed the mark of 5,200 brewers in the country. As of late 2016, 17 states had more than 100 breweries each. Ohio, the state where our present U.S. operations are located, had 177 total craft breweries. Competition in the brewpub, microbrewery and bar market is also significant.

A Disruption In Brewing Activities Could Have A Material Adverse Effect

A prolonged disruption to brewing activities (e.g., due to fire, industrial action or any other cause) at its brewing site could have a material adverse effect on the Company’s ability to brew its products. This could have a material adverse effect on the Company’s consolidated financial results and on your investment.

The Brew Pubs Could Have Licensing, Legal or Regulatory Problems

Some or all of the Brew Pubs could lose their licenses to sell alcoholic beverages or have their hours of operation curtailed as a result of hearings of the licensing boards in jurisdictions where they are located or as a result of any changes in legislation governing licensed premises in the various jurisdictions in which Brew Pubs are located or may be located, with a material adverse effect on the Company’s consolidated financial results and on your investment.

The Cost of Establishing and Operating The Brew Pubs May Be Higher Than Expected

The costs of establishing and operating the Brew Pubs may be higher than expected. Although management of BrewDog plc has undertaken projections and opened similar sized licensed premises in cities outside the U.S. in the past and has made such information available to the Company, costs may be greater in the U.S. locations and may increase as a result of economic or other factors beyond the Company’s control, with a resulting material adverse effect on the Company’s consolidated financial results and on your investment.

The Company Will Likely Incur Debt

The Company expects to incur debt secured by the land and/or the assets of its brewery, and it may incur debt (including secured debt) in connection with opening and/or operating Brew Pubs.  Complying with obligations under such indebtedness may have a material adverse effect on the

Company and on your investment.

The Company May Have Obligations Under a Line of Credit

BrewDog plc will as necessary extend a line of credit to the Company to be drawn as needed to build and equip the U.S. brewery and to cover operating losses until the Company becomes cash flow positive.  The Company intends to reduce reliance on this line of credit with debt from banks or lenders, secured by liens on the land, brewery building, and equipment.  The Company expects to evaluate such loan or credit options during or following the closing of this Offering. Complying with obligations under the line of credit or the loans may have a material adverse effect on the Company, the Company’s consolidated financial results and on your investment.

The Company’s Expenses Could Increase Without a Corresponding Increase in Revenues

The Company’s operating and other expenses could increase without a corresponding increase in revenues, which could have a material adverse effect on the Company’s consolidated financial results and on your investment. Factors which could increase operating and other expenses include, but are not limited to (1) increases in the rate of inflation, (2) increases in taxes and other statutory charges, (3) changes in laws, regulations or government policies which increase the costs of compliance with such laws, regulations or policies, (4) significant increases in insurance premiums, (5) increases in borrowing costs, and (5) unexpected increases in costs of supplies, goods, materials, construction, equipment or distribution.

The Company Will Be Reliant On Key Suppliers

The Company intends to enter into agreements with key suppliers and will be reliant on positive and continuing relationships with such suppliers. Termination of those agreements, variations in their terms or the failure of a key supplier to comply with its obligations under these agreements (including if a key supplier were to become insolvent) could have a material adverse effect on the Company’s consolidated financial results and on your investment.

Increased Costs Could Affect The Company

An increase in the cost of raw materials or energy could affect the Company’s profitability. Commodity and other price changes may result in unexpected increases in the cost of raw materials, glass bottles and other packaging materials used by the Company.  The Company may also be adversely affected by shortages of raw materials or packaging materials. In addition, energy cost increases could result in higher transportation, freight and other operating costs.  The Company may not be able to increase its prices to offset these increased costs without suffering reduced volume, sales and operating profit, and this could have an adverse effect on your investment.

Inability to Maintain and Enhance Product Image

It is important that the Company maintains and enhances the image of its existing and new products. The image and reputation of the Company’s products may be impacted for various reasons including litigation, complaints from regulatory bodies resulting from quality failure, illness or other health concerns. Such concerns, even when unsubstantiated, could be harmful to the Company’s image and the reputation of its products. From time to time, the Company may receive complaints from customers regarding products purchased from the Company. The Company may in the future receive correspondence from customers requesting reimbursement. Certain dissatisfied customers may threaten legal action against the Company if no reimbursement is made. The Company may become subject to product liability lawsuits from customers alleging injury because of a purported defect in products or sold by the Company, claiming substantial damages and demanding payments from the Company. The Company is in the chain of title when it manufactures, supplies or distributes products, and therefore is subject to the risk of being held legally responsible for them. These claims may not be covered by the Company’s insurance policies. Any resulting litigation could be costly for the Company, divert management attention, and could result in increased costs of doing business, or otherwise have a material adverse effect on the Company’s business, results of operations, and financial condition. Any negative publicity generated as a result of customer complaints about the Company’s products could damage the Company’s reputation and diminish the value of the Company’s brand, which could have a material adverse effect on the Company’s business, results of operations, and financial condition, as well as your investment. Deterioration in the Company’s brand equity (brand image, reputation and product quality) may have a material adverse effect on its consolidated financial results as well as your investment.

If The Company Does Not Enter Into An Agreement With BrewDog Plc To License Or Otherwise Have Rights To Use Their Intellectual Property, It Would Significantly Decrease Our Opportunities For Success

Because our parent company BrewDog plc or others related to our parent company own all intellectual property rights related to our business (including to the trademarks we will use), we are reliant on entering into an agreement with our parent company or others to have the rights to use such intellectual property in our business operations, and have not yet done so.  If such an agreement is not entered into, or if such an agreement was entered into and then terminated or we were otherwise unable to fulfill our obligations under such an agreement, it would significantly decrease our opportunities for success and could have a material adverse effect on your investment.

If We Are Unable To Protect Effectively Our Intellectual Property, We May Not Be Able To Operate Our Business, Which Would Impair Our Ability To Compete

Should we choose to obtain and maintain intellectual property on our own, rather than through an agreement with BrewDog plc, our success will depend on our ability to obtain and maintain meaningful intellectual property protection for any such intellectual property. The names and/or logos of Company brands (whether owned by the Company or licensed to us) may be challenged by holders of trademarks who file opposition notices, or otherwise contest trademark applications by the Company for its brands. Similarly, domains owned and used by the Company may be challenged by others who contest the ability of the Company to use the domain name or URL. Such challenges could have a material adverse effect on the Company’s consolidated financial results as well as your investment.

Computer, Website or Information System Breakdown Could Affect The Company’s Business

Computer, website and/or information system breakdowns as well as cyber security attacks could impair the Company’s ability to service its customers leading to reduced revenue from sales and/or reputational damage, which could have a material adverse effect on the Company’s consolidated financial results as well as your investment.

Changes In The Economy Could Have a Detrimental Impact On The Company

Changes in the general economic climate could have a detrimental impact on consumer expenditure and therefore on the Company’s revenue. It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment and tax increases) may adversely affect customers’ confidence and willingness to spend. Any of such events or occurrences could have a material adverse effect on the Company’s consolidated financial results and on your investment.

Volatility of Agricultural Commodities

The Company uses agricultural commodities in the manufacturing of its beer. Commodity markets are volatile and unexpected changes in commodity prices can reduce the Company’s profit margin and make budgeting difficult. Many factors can affect commodity prices, including but not limited to political and regulatory changes, weather, seasonal variations, technology and market conditions. Some of the commodities used by the Company are key ingredients in its beer and may not be easily substituted. In particular, the Company uses large quantities of hops and may be reliant on a single supply contract, or only a small number of suppliers, for this ingredient. Any of such events or occurrences could have a material adverse effect on the Company’s consolidated financial results and on your investment.

Regulatory and Legal Hurdles

The operation of a brewery, wholesale and retail distribution of beer, and operation of Brew Pubs will each be subject to obtaining a liquor license or other licensure in the states in which such operations take place. An unanticipated delay or unexpected costs in obtaining or renewing such licenses, or unanticipated hurdles which have to be overcome or expenses which have to be paid, could result in a material adverse effect on the Company’s business plan and consolidated financial results and on your investment.

Government and Other Campaigns and Laws Could Reduce Demand

Government-sponsored campaigns and campaigns by other third parties against excessive drinking, licensing reforms relating to the sale of alcoholic beverages and changes in drunk driving laws and other laws may reduce demand for the Company’s products and any change in the brewing legislation and other legislation could have an impact upon present and future products which the Company may produce, which could have a material adverse effect on the Company’s financial results and on your investment.

The Amount Of Capital The Company Is Attempting To Raise In This Offering Is Not Enough To Sustain The Company's Current Business Plan

In order to achieve the Company's near and long-term goals, the Company will need to procure funds in addition to the amount raised in the Offering. There is no guarantee the Company will be able to raise such funds on acceptable terms or at all. If we are not able to raise sufficient capital in the future, we will not be able to execute our business plan, our continued operations will be in jeopardy and we may be forced to cease operations and sell or otherwise transfer all or substantially all of our remaining assets, which could cause you to lose all or a portion of your investment.

Additional Financing May Be Necessary For The Implementation Of Our Growth Strategy

The Company may require additional debt and/or equity financing to pursue our growth and business strategies. These include, but are not limited to enhancing our operating infrastructure and otherwise respond to competitive pressures. Given our limited operating history and existing losses, there can be no assurance that additional financing will be available, or, if available, that the terms will be acceptable to us. Lack of additional funding could force us to curtail substantially our growth plans. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our Shares.

Our Employees, Executive Officers, Directors And Insider Shareholders Beneficially Own Or Control A Substantial Portion Of Our Outstanding Shares

Our employees, executive officers, directors and insider shareholders beneficially own or control a substantial portion of our outstanding type of stock, which may limit your ability and the ability of our other shareholders, whether acting alone or together, to propose or direct the management or overall direction of our Company. Additionally, this concentration of ownership could discourage or prevent a potential takeover of our Company that might otherwise result in an investor receiving a premium over the market price for his Shares. The majority of our currently outstanding Shares of stock is beneficially owned and controlled by a group of insiders, including our employees, directors, executive officers and inside shareholders. Accordingly, our employees, directors, executive officers and insider shareholders may have the power to control the election of our directors and the approval of actions for which the approval of our shareholders is required. If you acquire our Shares, you will have no effective voice in the management of our Company. Such concentrated control of our Company may adversely affect the price of our Shares. Our principal shareholders may be able to control matters requiring approval by our shareholders, including the election of directors, mergers or other business combinations. Such concentrated control may also make it difficult for our shareholders to receive a premium for their Shares in the event that we merge with a third party or enter into different transactions, which require shareholder approval. These provisions could also limit the price that investors might be willing to pay in the future for our Shares.

Our Operating Plan Relies In Large Part Upon Assumptions And Analyses Developed By The Company. If These Assumptions Or Analyses Prove To Be Incorrect, The Company’s Actual Operating Results May Be Materially Different From Our Forecasted Results

Whether actual operating results and business developments will be consistent with the Company’s expectations and assumptions as reflected in its forecast depends on a number of factors, many of which are outside the Company’s control, including, but not limited to:

•whether the Company can obtain sufficient capital to sustain and grow its business

•our ability to manage the Company’s growth

•whether the Company can manage relationships with key vendors and advertisers

•demand for the Company’s products and services

•the timing and costs of new and existing marketing and promotional efforts

•competition

•the Company’s ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel

•the overall strength and stability of domestic and international economies

•consumer spending habits

Unfavorable changes in any of these or other factors, most of which are beyond the Company’s control, could materially and adversely affect its business, consolidated results of operations and consolidated financial condition.

To Date, The Company Has Had Operating Losses And May Not Be Initially Profitable For At Least The Foreseeable Future, And Cannot Accurately Predict When It Might Become Profitable

The Company has been operating at a loss since the Company's inception, and the Company expects to continue to incur losses for the foreseeable future. Further, the Company may not be able to generate significant revenues in the future. In addition, the Company expects to incur substantial operating expenses in order to fund the expansion of the Company's business. As a result, the Company expects to continue to experience substantial negative cash flow for at least the foreseeable future and cannot predict when, or even if, the Company might become profitable.

The Company May Be Unable To Manage Their Growth Or Implement Their Expansion Strategy

The Company may not be able to expand the Company's product and service offerings, the Company's markets, or implement the other features of the Company's business strategy at the rate or to the extent presently planned. The Company's projected growth will place a significant strain on the Company's administrative, operational and financial resources. If the Company is unable to successfully manage the Company's future growth, establish and continue to upgrade the Company's operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, the Company's consolidated financial condition and consolidated results of operations could be materially and adversely affected.

The Company Relies Upon Trade Secret Protection To Protect Its Intellectual Property; It May Be Difficult And Costly To Protect The Company's Proprietary Rights And The Company May Not Be Able To Ensure Their Protection

The Company currently relies on trade secrets. While the Company uses reasonable efforts to protect these trade secrets, the Company cannot assure that its employees, consultants, contractors or advisors will not, unintentionally or willfully, disclose the Company's trade secrets to competitors or other third parties. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, the Company's competitors may independently develop equivalent knowledge, methods and know-how. If the Company is unable to defend the Company's trade secrets from others use, or if the Company's competitors develop equivalent knowledge, it could have a material adverse effect on the Company's business. Any infringement of the Company's proprietary rights could result in significant litigation costs, and any failure to adequately protect the Company's proprietary rights could result in the Company's competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenue. Existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Therefore, the Company may not be able to protect the Company's proprietary rights against unauthorized third-party use. Enforcing a claim that a third party illegally obtained and is using the Company's trade secrets could be expensive and time consuming, and the outcome of such a claim is unpredictable. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could materially adversely affect the Company's future operating results.

The Company's Business Model Is Evolving

The Company's business model is unproven and is likely to continue to evolve. Accordingly, the Company's initial business model may not be successful and may need to be changed. The Company's ability to generate significant revenues will depend, in large part, on the Company's ability to successfully market the Company's products to potential users who may not be convinced of the need for the Company's products and services or who may be reluctant to rely upon third parties to develop and provide these products. The Company intends to continue to develop the Company's business model as the Company's market continues to evolve.

The Company Needs to Increase Brand Awareness

Due to a variety of factors, the Company's opportunity to achieve and maintain a significant market share may be limited. Developing and maintaining awareness of the Company's brand name, among other factors, is critical. Further, the importance of brand recognition will increase as competition in the Company's market increases. Successfully promoting and positioning the Company's brand, products and services will depend largely on the effectiveness of the Company's marketing efforts. Therefore, the Company may need to increase the Company's financial commitment to creating and maintaining brand awareness. If the Company fails to successfully promote the Company's brand name or if the Company incurs significant expenses promoting and maintaining the Company's brand name, it would have a material adverse effect on the Company's consolidated results of operations.

The Company Faces Competition In The Company's Markets From A Number Of Large And Small Companies, Some Of Which Have Greater Financial, Research And Development, Production And Other Resources Than Does The Company

In many cases, the Company’s competitors have longer operating histories, established ties to the market and consumers, greater brand awareness, and greater financial, technical and marketing resources. The Company's ability to compete depends, in part, upon a number of factors outside the Company's control, including the ability of the Company's competitors to develop alternatives that are superior. If the Company fails to successfully compete in its markets, or if the Company incurs significant expenses in order to compete, it would have a material adverse effect on the Company's consolidated results of operations.

A Data Security Breach Could Expose The Company To Liability And Protracted And Costly Litigation, And Could Adversely Affect The Company's Reputation And Operating Revenues

To the extent that the Company's activities involve the storage and transmission of confidential information, the Company and/or third-party processors will receive, transmit and store confidential customer and other information. Encryption software and the other technologies used to provide security for storage, processing and transmission of confidential customer and other information may not be effective to protect against data security breaches by third parties. The risk of unauthorized circumvention of such security measures has been heightened by advances in computer capabilities and the increasing sophistication of hackers. Improper access to the Company's or these third parties' systems or databases could result in the theft, publication, deletion or modification of confidential customer and other information. A data security breach of the systems on which sensitive account information is stored could lead to fraudulent activity involving the Company's products and services, reputational damage, and claims or regulatory actions against us. If the Company is sued in connection with any data security breach, the Company could be involved in protracted and costly litigation. If unsuccessful in defending that litigation, the Company might be forced to pay damages and/or change the Company's business practices or pricing structure, any of which could have a material adverse effect on the Company's operating revenues and profitability. The Company would also likely have to pay fines, penalties and/or other assessments imposed as a result of any data security breach.

The Company Depends On Third-Party Providers For A Reliable Internet Infrastructure And The Failure Of These Third Parties, Or The Internet In General, For Any Reason Would Significantly Impair The Company's Ability To Conduct Its Business

The Company will outsource some or all of its online presence and data management to third parties who host the actual servers and provide power and security in multiple data centers in each geographic location. These third-party facilities require uninterrupted access to the Internet. If the operation of the servers is interrupted for any reason, including natural disaster, financial insolvency of a third-party provider, or malicious electronic intrusion into the data center, its business would be significantly damaged. As has occurred with many Internet-based businesses, the Company may be subject to "denial-of-service" attacks in which unknown individuals bombard its computer servers with requests for data, thereby degrading the servers' performance. The Company cannot be certain it will be successful in quickly identifying and neutralizing these attacks. If either a third-party facility failed, or the Company's ability to access the Internet was interfered with because of the failure of Internet equipment in general or if the Company becomes subject to malicious attacks of computer intruders, its business and operating results will be materially adversely affected.

The Company's Employees May Engage In Misconduct Or Improper Activities

The Company, like any business, is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with laws or regulations, provide accurate information to regulators, comply with applicable standards, report financial information or data accurately or disclose unauthorized activities to the Company. In particular, sales, marketing and business arrangements are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve improper or illegal activities which could result in regulatory sanctions and serious harm to the Company's reputation.

Limitation On Director Liability

The Company may provide for the indemnification of directors to the fullest extent permitted by law and, to the extent permitted by such law, eliminate or limit the personal liability of directors to the Company and its shareholders for monetary damages for certain breaches of fiduciary duty. Such indemnification may be available for liabilities arising in connection with this Offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Risks Relating to This Offering and Investment

The Company May Undertake Additional Equity or Debt Financing That May Dilute The Shares In This Offering

The Company may undertake further equity or debt financing, which may be dilutive to existing shareholders, including you, or result in an issuance of securities whose rights, preferences and privileges are senior to those of existing shareholders, including you, and also reducing the value of Shares subscribed for under this Offering.

An Investment In The Shares Is Speculative And There Can Be No Assurance Of Any Return On Any Such Investment

An investment in the Company’s Shares is speculative, and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.

The Shares Are Offered On A “Best Efforts” Basis And The Company May Not Raise The Maximum Amount Being Offered

Since the Company is offering the Shares on a “best efforts” basis, there is no assurance that the Company will sell enough Shares to meet its capital needs. If you purchase Shares in this Offering, you will do so without any assurance that the Company will raise enough money to satisfy the full Use Of Proceeds To Issuer which the Company has outlined in this Offering Circular or to meet the Company’s working capital needs.

If The Maximum Offering Is Not Raised, It May Increase The Amount Of Long-Term Debt Or The Amount Of Additional Equity It Needs To Raise

There is no assurance that the maximum number of Shares in this offering will be sold. If the maximum Offering amount is not sold, we may need to incur additional debt or raise additional equity in order to finance our operations. Increasing the amount of debt will increase our debt service obligations and make less cash available for distribution to our shareholders. Increasing the amount of additional equity that we will have to seek in the future will further dilute those investors participating in this Offering.

Investor Funds Will Not Accrue Interest While In Escrow Prior To Closing

All funds delivered in connection with subscriptions for the securities will be held in a non-interest bearing escrow account until a closing of the Offering, if any. If we fail to close prior to the termination date, investor subscriptions will be returned without interest or deduction. Investors in the securities offered hereby may not have the use of such funds or receive interest thereon pending the completion of the Offering.

We Have Not Paid Dividends In The Past And Do Not Expect To Pay Dividends In The Future, So Any Return On Investment May Be Limited To The Value Of Our Shares

We have never paid cash dividends on our Shares and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Shares will depend on earnings, financial condition and other business and economic factors affecting it at such time that management may consider relevant. If we do not pay dividends, our Shares may be less valuable because a return on your investment will only occur if its stock price appreciates.

The Company May Not Be Able To Obtain Additional Financing

Even if the Company is successful in selling the maximum number of Shares in the Offering, the Company may require additional funds to continue and grow its business. The Company may not be able to obtain additional financing as needed, on acceptable terms, or at all, which would force the Company to delay its plans for growth and implementation of its strategy which could seriously harm its business, financial condition and results of operations. If the Company needs additional funds, the Company may seek to obtain them primarily through additional equity or debt financings. Those additional financings could result in dilution to the Company’s current shareholders and to you if you invest in this Offering.

The Offering Price Has Been Arbitrarily Determined

The offering price of the Shares has been arbitrarily established by the Company based upon its present and anticipated financing needs and bears no relationship to the Company's present financial condition, assets, book value, projected earnings, or any other generally accepted valuation criteria. The offering price of the Shares may not be indicative of the value of the Shares or the Company, now or in the future.

The Management Of The Company Has Broad Discretion In Application of Proceeds

The management of the Company has broad discretion to adjust the application and allocation of the net proceeds of this offering in order to address changed circumstances and opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof.

An Investment in the Company's Shares Could Result In A Loss of Your Entire Investment

An investment in the Company's Shares offered in this Offering involves a high degree of risk and you should not purchase the Shares if you cannot afford the loss of your entire investment. You may not be able to liquidate your investment for any reason in the near future.

There Is No Assurance The Company Will Be Able To Pay Distributions To Shareholders

While the Company may choose to pay distributions at some point in the future to its shareholders, there can be no assurance that cash flow and profits will allow such distributions to ever be made.

There is No Public Trading Market for the Company's Shares

At present, there is no active trading market for the Company’s securities and the Company cannot assure that a trading market will develop. The Company’s Common Stock has no trading symbol. In order to obtain a trading symbol and authorization to have the Company’s securities trade publicly, the Company must file an application on Form 211 with, and receive the approval by, the Financial Industry Regulatory Authority (“FINRA”) of which there is no assurance, before active trading of the Company’s securities could commence. If the Company’s securities ever publicly trade, they may be relegated to the OTC Pink Sheets. The OTC Pink Sheets provide significantly less liquidity than the NASD’s automated quotation system, or NASDAQ Stock Market. Prices for securities traded solely on the Pink Sheets may be difficult to obtain and holders of the Shares and the Company’s securities may be unable to resell their securities at or near their original price or at any price. In any event, except to the extent that investors’ Shares may be registered on a Form S-1 Registration Statement with the Securities and Exchange Commission in the future, there is absolutely no assurance that Shares could be sold under Rule 144 or otherwise until the Company becomes a current public reporting company with the Securities and Exchange Commission and otherwise is current in the Company’s business, financial and management information reporting, and applicable holding periods have been satisfied.

Should Our Securities Become Quoted On A Public Market, Sales Of A Substantial Number Of Shares Of Our Type Of Stock May Cause The Price Of Our Type Of Stock To Decline

Should a market develop and our shareholders sell substantial amounts of our Shares in the public market, Shares sold may cause the price to decrease below the current offering price. These sales may also make it more difficult for us to sell equity or equity-related securities at a time and price that we deem reasonable or appropriate.

The Company Has Made Assumptions In Its Projections and In Forward-Looking Statements That May Not Be Accurate

The discussions and information in this Offering Circular may contain both historical and “forward-looking statements” which can be identified by the use of forward-looking terminology including the terms “believes,” “anticipates,” “continues,” “expects,” “intends,” “may,” “will,” “would,” “should,” or, in each case, their negative or other variations or comparable terminology. You should not place undue reliance on forward-looking statements. These forward-looking statements include matters that are not historical facts. Forward-looking statements involve risk and uncertainty because they relate to future events and circumstances. Forward-looking statements contained in this Offering Circular, based on past trends or activities, should not be taken as a representation that such trends or activities will continue in the future. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of the Company’s business, please be advised that the Company’s actual financial condition, operating results, and business performance may differ materially from that projected or estimated by the Company. The Company has attempted to identify, in context, certain of the factors it currently believes may cause actual future experience and results to differ from its current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, lack of market acceptance, reduction of consumer demand, unexpected costs and operating deficits, lower sales and revenues than forecast, default on leases or other indebtedness, loss of suppliers, loss of supply, loss of distribution and service contracts, price increases for capital, supplies and materials, inadequate capital, inability to raise capital or financing, failure to obtain customers, loss of customers and failure to obtain new customers, the risk of litigation and administrative proceedings involving the Company or its employees, loss of government licenses and permits or failure to obtain them, higher than anticipated labor costs, the possible acquisition of new businesses or products that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of the Company’s operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be referred to in this Offering Circular or in other reports issued by us or by third-party publishers.

You Should Be Aware Of The Long-Term Nature Of This Investment

There is not now, and likely will not be, a public market, for the Shares. Because the Shares have not been registered under the Securities Act or under the securities laws of any state or non-United States jurisdiction, the Shares may have certain transfer restrictions. It is not currently contemplated that registration under the Securities Act or other securities laws will be effected. Limitations on the transfer of the Shares may also adversely affect the price that you might be able to obtain for the Shares in a private sale. You should be aware of the long-term nature of your investment in the Company. You will be required to represent that you are purchasing the Securities for your own account, for investment purposes and not with a view to resale or distribution thereof.

Neither The Offering Nor The Securities Have Been Registered Under Federal Or State Securities Laws, Leading To An Absence Of Certain Regulation Applicable To The Company

The Company also has relied on exemptions from securities registration requirements under applicable state and federal securities laws. Investors in the Company, therefore, will not receive any of the benefits that such registration would otherwise provide. Prospective investors must therefore assess the adequacy of disclosure and the fairness of the terms of this Offering on their own or in conjunction with their personal advisors.

The Shares In This Offering Have No Protective Provisions.

The Shares in this Offering have no protective provisions. As such, you will not be afforded protection, by any provision of the Shares or as a Shareholder in the event of a transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving the Company. If there is a "liquidation event" or "change of control" the Shares being offered do not provide you with any protection. In addition, there are no provisions attached to the Shares in the Offering that would permit you to require the Company to repurchase the Shares in the event of a takeover, recapitalization or similar transaction.

You Will Not Have Significant Influence On The Management Of The Company

Substantially all decisions with respect to the management of the Company will be made exclusively by the officers, directors, managers or employees of the Company. You will have a very limited ability, if at all, to vote on issues of Company management and will not have the right or power to take part in the management of the Company and will not be represented on the board of directors or by managers of the Company. Accordingly, no person should purchase Shares unless he or she is willing to entrust all aspects of management to the Company.

Changes In Tax And Accounting Laws and Regulations May Affect The Company

Changes in state, federal and international tax laws could have an effect on the Company. For example, on December 22, 2017, the President of the United States signed into legislation The Tax Cuts and Jobs Act (“TCJA”) which changed existing U.S. tax law and included numerous provisions that may affect our business, including our income tax accounting, disclosure and tax compliance. The TCJA, among other things, includes changes to U.S. federal tax rates, imposes significant additional limitations on the deductibility of interest, and allows for the expensing of capital expenditures. The impact of this tax reform on holders of our Shares is uncertain and could be adverse. Additionally, the Financial Accounting Standards Board (“FASB”) has issued recent new revenue recognition standards principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e. lessees and lessors). The impact of these reforms on holders of our Shares could be adverse. Changes in tax and accounting laws, rules, standards, and regulations are unpredictable, and in some cases could have a material adverse effect on the Company, and as a result, on your investment.

No Guarantee of Return on Investment

There is no assurance that you will realize a return on your investment or that you will not lose your entire investment. For this reason, you should read this Form 1-A, Offering Circular and all exhibits and referenced materials carefully and should consult with your own attorney and business advisor prior to making any investment decision.

IN ADDITION TO THE RISKS LISTED ABOVE, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY THE MANAGEMENT. IT IS NOT POSSIBLE TO FORESEE ALL RISKS THAT MAY AFFECT THE COMPANY. MOREOVER, THE COMPANY CANNOT PREDICT WHETHER THE COMPANY WILL SUCCESSFULLY EFFECTUATE THE COMPANY'S CURRENT BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN THE SECURITIES AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHER FACTORS, THE RISK FACTORS DISCUSSED ABOVE.

DILUTION

The term "dilution" refers to the reduction (as a percentage of the aggregate Shares outstanding) that occurs for any given share of stock when additional Shares are issued. If all of the Shares in this offering are fully subscribed and sold, the Shares offered herein will constitute approximately 9.08% of the total Shares of stock of the Company. The Company anticipates that subsequent to this offering the Company may require additional capital and such capital may take the form of Common Stock, other stock or securities or debt convertible into stock. Such future fund raising will further dilute the percentage ownership of the Shares sold herein in the Company.

If you invest in our Common Stock, your interest will be diluted immediately to the extent of the difference between the offering price per share of our Common Stock and the pro forma net tangible book value per share of our Common Stock after this offering. As of December 31, 2019, the net tangible book value of the Company was approximately ($2,138,170). Based on the number of Shares of Common Stock (6,513,487) issued and outstanding as December 31, 2019, that equates to a net tangible book value of approximately ($0.33) per share of Common Stock on a pro forma basis. Net tangible book value per share consists of shareholders’ equity adjusted for the retained earnings (deficit), divided by the total number of Shares of Common Stock outstanding. The pro forma net tangible book value, assuming full subscription in this Offering, would be ($5.15) per share of Common Stock.

Thus, if the Offering is fully subscribed, the net tangible book value per share of Common Stock owned by our current shareholders will have immediately increased by approximately ($5.48) without any additional investment on their part and the net tangible book value per Share for new investors will be immediately diluted to ($54.85) per Share. These calculations do not include the costs of the offering, and such expenses will cause further dilution.

The following table illustrates this per Share dilution:

Offering price per Share*	$60.00
Net Tangible Book Value per Share before Offering (based on 6,513,487 Shares)	($0.33)
Increase in Net Tangible Book Value per Share Attributable to Shares Offered Hereby (based on 650,000 Shares)	$5.48
Net Tangible Book Value per Share after Offering (based on 7,158,246 Shares)	$5.15
Dilution of Net Tangible Book Value per Share to Purchasers in this Offering	$54.85
*Before deduction of offering expenses

There is no material disparity between the price of the Shares in this Offering and the effective cash cost to officers, directors, promoters and affiliated persons for shares acquired by them in a transaction during the past year, or that they have a right to acquire. The Company’s operations to date have been funded by BrewDog plc and previous Regulation A offerings. Total funding provided during 2018 amounted to $10,368,512 and through December 31, 2019 was $3,550,575.

PLAN OF DISTRIBUTION

We are offering a Maximum Offering of up to $39,000,000 in Shares of our Common Stock. The offering is being conducted on a best-efforts basis without any minimum number of shares or amount of proceeds required to be sold. There is no minimum subscription amount required (other than a per investor minimum purchase) to break escrow and distribute funds to the Company. The Company will sell the Shares through Dalmore Group LLC and StartEngine Primary LLC, commissioned broker-dealers. Any such arrangement will add to our expenses in connection with the offering. If we engage one or more additional commissioned sales agents or underwriters, we will supplement this Form 1-A to describe the arrangement. The Company will undertake one or more closings on a rolling basis as funds are received from investors. Funds tendered by investors will be kept in an escrow account until the next closing after they are received by the escrow agent. The Company expects to hold closings when material funds are held in the escrow account. The Company will take a number of considerations into account when determining when to hold a closing. Such considerations will include the amount of funds raised in the Offering prior to such closing, the feedback received from market participants regarding their interest in participating in the Offering and the impact that a closing would have on the continuation of the Offering. Furthermore, the Company anticipates that closings will be held such that no cleared investor funds will remain in escrow for more than approximately 30 business days. At each closing, funds held in escrow will be distributed to the Company, and the associated Shares will be issued to the investors in such Shares. All subscribers will be instructed by the Company or its agents to transfer funds by wire, credit or debit cards or ACH transfer directly to the escrow account established for this Offering or deliver checks made payable to “Prime Trust, LLC as Escrow Agent for Investors in BrewDog USA, Inc. Securities Offering” which the escrow agent shall deposit into such escrow account and release to the Company at each closing. Except as stated above, subscribers have no right to a return of their funds unless no closings have occurred by the termination date of the Offering, in which event investor funds held in escrow will promptly be refunded to each investor without interest. The Company may terminate the offering at any time for any reason at its sole discretion, and may extend the Offering past the termination date in the absolutely discretion of the Company and in accordance with the rules and provisions of Regulation A of the JOBS Act.

None of the Shares being sold in this offering are being sold by existing securities holders. All of the Common Stock was authorized as of February 19, 2016 and issued by the Company.

The Company is accepting tenders of funds to purchase the Shares. The Company has engaged Prime Trust, LLC as escrow agent and the escrow agreement has been filed as Exhibit 1A-8 to this Form 1-A of which this Offering Circular is a part.

We initially are using its existing website, http://www.brewdog.com/, to provide notification of the Offering. Persons who desire information are directed to either www.EquityForPunksUSA.com, www.brewdog.com/usa/equityforpunks or a website owned and operated by an unaffiliated third party that provides technology support to issuers engaging in equity crowdfunding efforts. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the above-referenced websites.

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth, as described in the subscription agreement.

The Company has engaged Dalmore, a broker-dealer registered with the SEC and member of the Financial Industry Regulatory Authority (“FINRA”), to perform the following administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services:

1.Accept investor data from the Company, generally via the FundAmerica LLC software system or another system from a similar technology provider, but also via other means as may be established by mutual agreement;

2.Review and process information from potential investors, including but not limited to running reasonable background checks for anti-money laundering ("AML"), IRS tax fraud identification and USA PATRIOT Act purposes, and gather and review responses to customer identification information;

3.Review subscription agreements received from prospective investors to confirm they are complete;

4.Contact the Company and/or the Company's agents, if needed, to gather additional information or clarification from prospective investors;

5.Provide the Company with prompt notice about inconsistent, incorrect or otherwise flagged (e.g. for underage or AML reasons) subscriptions;

6.Transmit data to the Company's transfer agent in the form of book-entry data for maintaining the Company's responsibilities for managing investors (investor relationship management, aka “IRM”) and record keeping;

7.Keep investor details and data confidential and not disclose to any third party except as required by regulators or by law (e.g. as needed for AML); and

9.Comply with any required FINRA filings including filings required under Rule 5110 for the offering.

As compensation for the services listed above, the Company has agreed to pay Dalmore a broker-dealer services fee equivalent to (i) 5% of capital raised up to the first $10 million raised, (ii) for all capital raised between $10,000,001 and $15,000,000, a fee of 5.5%, (iii) for all capital raised between $15,000,001 and $20,000,000, a fee of 6%, (iv) for all capital raised between $20,000,001 and $25,000,000, a fee of 6.5%, (v) for all capital raised between $25,000,001 and $30,000,000, a fee of 7%, (vi) for all capital raised between $30,000,001 and $35,000,000, a fee of 7.5%, (vii) for all capital raised between $35,000,001 and $39,000,000, a fee of 8% on all newly invested funds after April 27, 2020 following the issuance of a No Objection Letter by FINRA. Assuming that the remaining 636,728 shares of Common Stock are sold by Dalmore, the company estimates that total fees due to pay Dalmore would be $2,485,184.00 for a fully-subscribed offering

The Company has also engaged StartEngine Primary LLC (“StartEngine”) as a selling group member broker-dealer under a commission sharing agreement with Dalmore. As a result, for investors originated by StartEngine, the Company shall pay Dalmore and StartEngine a broker-dealer services fee equivalent to 7% of capital raised up for investors originated by StartEngine, with 5% of the 7% fee being paid to StartEngine and 2% of the 7% fee being paid to Dalmore, on all newly invested funds after April 27, 2020 following the issuance of a No Objection Letter by FINRA. . If all of the remaining Shares were sold by StartEngine, the company estimates that total fees due to pay StartEngine would be $1,910,184.00 and $764,073.60 would be paid to Dalmore.

Dalmore is not participating as an underwriter and under no circumstance will it solicit any investment in the Company, recommend the Company's securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Dalmore is not distributing any securities offering prospectuses or making any oral representations concerning the securities offering prospectus or the securities offering. Based upon Dalmore’s anticipated limited role in this offering, they have not and will not conduct extensive due diligence of this securities offering and no investor should rely on Dalmore’s involvement in this offering as any basis for a belief that it has done extensive due diligence. Dalmore does not expressly or impliedly affirm the completeness or accuracy of the Form 1-A and/or Offering Circular presented to investors by the Company. All inquiries regarding this offering should be made directly to the Company.

This offering initially commenced on the qualification by the Securities and Exchange Commission of the Offering Circular on November 13, 2019 and will continue until 11:59 PM Pacific, January 29, 2021. The Company may extend the Offering at or before that time unless the Offering is completed or otherwise terminated by us, or unless we are required to terminate by application of Regulation A of the JOBS Act. Funds received from investors will be counted towards the Offering only if the form of payment, such as a check, clears the banking system and represents immediately available funds held by us prior to the termination of the subscription period, or prior to the termination of the extended subscription period if extended by the Company.

If you decide to subscribe for any Common Stock in this offering, you must deliver a funds for acceptance or rejection. The minimum investment amount for a single investor is one Share of Common Stock in the principal amount of $60.00. All subscription checks should be sent to an address to be provided via e-mail to potential subscribers at the time of their application to invest. In such case, subscription checks should be made payable to “Prime Trust, LLC as Escrow Agent for Investors in BrewDog USA, Inc. Offering.” If a subscription is rejected, all funds will be returned to subscribers within ten days of such rejection without deduction or interest. Upon acceptance by the Company of a subscription, a confirmation of such acceptance will be sent to the investor. Prime Trust LLC has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the Shares.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. The Company maintains the right to accept subscriptions below the minimum investment amount or minimum per share investment amount in its discretion. All monies from rejected subscriptions will be returned by the Company to the investor, without interest or deductions.

This is an offering made under “Tier 2” of Regulation A, and the shares will not be listed on a registered national securities exchange upon qualification. Therefore, the shares will be sold only to a person if the aggregate purchase price paid by such person is no more than 10% of the greater of such person's annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended. In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of the shares. Investor suitability standards in certain states may be higher than those described in this Form 1-A and/or Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons. Different rules apply to accredited investors.

Each investor must represent in writing that he/she/it meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she/it is purchasing the shares for his/her/its own account and (ii) he/she/it has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating without outside assistance the merits and risks of investing in the shares, or he/she/it and his/her/its purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the shares. Broker-dealers and other persons participating in the offering must make a reasonable inquiry in order to verify an investor's suitability for an investment in the Company. Transferees of the shares will be required to meet the above suitability standards.

The shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) is named on the list of “specially designated nationals” or “blocked persons” maintained by the U.S. Office of Foreign Assets Control (“OFAC”) at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time, (ii) an agency of the government of a Sanctioned Country, (iii) an organization controlled by a Sanctioned Country, or (iv) is a person residing in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. A “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time. Furthermore, the shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) has more than fifteen percent (15%) of its assets in Sanctioned Countries or (ii) derives more than fifteen percent (15%) of its operating income from investments in, or transactions with, sanctioned persons or Sanctioned Countries.

The sale of other securities of the same class as those to be offered for the period of distribution will be limited and restricted to those sold through this Offering. Because the Shares being sold are not publicly or otherwise traded, the market for the securities offered is presently stabilized.

USE OF PROCEEDS TO ISSUER

The Use of Proceeds is an estimate based on the Company’s current business plan. We may find it necessary or advisable to reallocate portions of the net proceeds reserved for one category to another, or to add additional categories, and we will have broad discretion in doing so.

The maximum gross proceeds from the sale of the Shares in this Offering are $39,000,000.00. The net proceeds from the offering, assuming it is fully subscribed, are expected to be approximately $36,480,000.00 after the payment of offering costs including broker-dealer and selling commissions, but before printing, mailing, marketing, legal and accounting costs, and other compliance and professional fees that may be incurred. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ from those expected by management.

Management of the Company has wide latitude and discretion in the use of proceeds from this Offering. Ultimately, management of the Company intends to use a substantial portion of the net proceeds for general working capital. At present, management’s best estimate of the use of proceeds, at various funding milestones, is set out in the chart below. However, potential investors should note that this chart contains only the best estimates of the Company’s management based upon information available to them at the present time, and that the actual use of proceeds is likely to vary from this chart based upon circumstances as they exist in the future, various needs of the Company at different times in the future, and the discretion of the Company’s management at all times.

A portion of the proceeds from this Offering may be used to compensate or otherwise make payments to officers or directors of the issuer. The officers and directors of the Company may be paid salaries and receive benefits that are commensurate with similar companies, and a portion of the proceeds may be used to pay these ongoing business expenses. None of the proceeds from this Offering will be used to fulfill any of the perquisites described above in the section entitled “Perks.”

Use of Proceeds
	$2,500,000.00	$5,000,000.00	$10,000,000.00	$25,000,000.00	$39,000,000.00
Solar Panels and Install	$1,000,000.00	$1,500,000.00	$1,750,000.00	$2,025,000.00	$2,500,000.00
Hop Field	$75,000.00	$100,000.00	$150,000.00	$150,000.00	$150,000.00
Waste Water Treatment Plant	$500,000.00	$1,200,000.00	$5,000,000.00	$6,000,000.00	$7,500,000.00
Windmill	$500,000.00	$1,000,000.00	$1,150,000.00	$1,700,000.00	$2,000,000.00
Electric Power Delivery Vehicles	$100,000.00	$250,000.00	$250,000.00	$500,000.00	$2,000,000.00
Anaerobic Digestion System	$0.00	$275,000.00	$275,000.00	$2,000,000.00	$2,500,000.00
Sustainable Product Development	$50,000.00	$100,000.00	$150,000.00	$500,000.00	$1,000,000.00
BrewDog Tomorrow Bars	$0.00	$0.00	$250,000.00	$2,500,000.00	$6,800,000.00
General Construction	$25,000.00	$175,000.00	$300,000.00	$8,000,000.00	$11,880,000.00
Apple Orchard	$50,000.00	$75,000.00	$150,000.00	$150,000.00	$150,000.00
Offering Expenses	$75,000.00	$75,000.00	$75,000.00	$75,000.00	$75,000.00
Broker-Dealer Fees	$125,000.00	$250,000.00	$500,000.00	$1,400,000.00	$2,445,000.00
TOTAL	$2,500,000.00	$5,000,000.00	$10,000,000.00	$25,000,000.00	$39,000,000.00

The Company reserves the right to change the use of proceeds set out herein based on the needs of the ongoing business of the Company and the discretion of the Company’s management. The Company may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate.

DESCRIPTION OF THE BUSINESS

Narrative

BrewDog USA Inc. was formed on April 22, 2015 as a Delaware Corporation, for the general purpose of brewing and distributing craft beer in the United States. BrewDog USA is, prior to the Shares being sold in this Offering, majority owned by BrewDog plc, a United Kingdom company, and investors from 2 prior Regulation A offerings.

BrewDog USA wholly owns two subsidiaries: BrewDog Brewing Company LLC, an Ohio limited liability company, that acts as an operating company and owns the brewing equipment and BrewDog Columbus LLC, an Ohio limited liability company, that owns the land and the building where our Columbus brewery sits. Both BrewDog Brewing Company LLC and BrewDog Columbus LLC will, in the Company’s belief, be treated as disregarded entities by the Internal Revenue Service, with all revenues and expenses being passed through to BrewDog USA. For purposes of this Offering Circular, “BrewDog USA” or the “Company” or “we” or “our” will refer to BrewDog USA Inc., BrewDog Brewing Company LLC and BrewDog Columbus LLC in the collective. The BrewDog brand, in general and without specific reference to either BrewDog USA or BrewDog plc, is referred to as “BrewDog” with no additional wording throughout this Offering Circular.

Introduction

BrewDog USA Inc. is the American arm of the international craft brewery, BrewDog. The founders first launched BrewDog plc in 2007, and BrewDog USA was incorporated in 2015, with its first beer released in June 2017. Established to brew and distribute craft beer, as well as operate brewpubs in the United States, BrewDog USA is building on BrewDog plc’s previous success as Europe’s leading craft brewer, by turning its attention stateside. We are combining Europe’s most successful craft brewery with the world’s most explosive craft beer market.

The brewery building in Columbus, Ohio was completed in late 2016, and the first beer was released 6 months later in June 2017. In 2018, the addition of a craft beer hotel and sour beer facility further expanded the capabilities of our Columbus site, and create a wholly immersive craft beer experience in Ohio. We have a distribution network of 15 states and the District of Columbia in the U.S. and have brand recognition off the back of our hit TV show Brew Dogs that aired on the Esquire Network. Our management team, our beers and our business model are tried and tested in Europe, positioning us for success in the United States.

BrewDog USA’s American brewery in Columbus, Ohio is located within 500 miles of 50% of the U.S. population, enabling us to reach our audience with the freshest craft beer possible. We have a team in place that includes crew from our brewery in Scotland, ensuring we transfer our culture across both sides of the Atlantic. The team beyond this core UK composite is made up of local experts in the American beer scene, and locally recruited staff. BrewDog USA is scaling up quickly, with distribution in 15 states and the District of Columbia; an online shop serving the entire country; six brewpubs across three states; and the world’s first craft beer themed hotel. Our first bar location separate from our Columbus brewery opened in April 2018 in Short North, Columbus. Our Franklinton bar launched a month later in May 2018. Indianapolis debuted in September 2019 followed by Cincinnati in November 2019 and Pittsburgh in February 2020.

Because of the coronavirus outbreak that occurred in late 2019/early 2020, we were forced to temporarily close all of our bars in the U.S. and our hotel.  The distribution of our beer to 15 states and the District of Columbia has been affected by the closure of bars, restaurants and other on-premise drinking establishments in those locations.

BrewDog USA is majority owned by BrewDog plc, and our Equity Punk shareholder community. BrewDog plc is Europe’s leading craft brewer and creator of Europe’s largest estate of craft beer bars with over 100 outlets total worldwide. Again, as noted above, many of BrewDog plc’s bars worldwide have been closed as a result of the coronavirus pandemic. As countries and states are opening back up, so are these locations, with a team committed to being a leader in sanitary practices and safety.

Despite these hardships, the virus also showed just how nimble and innovative a business must always be to remain relevant. At BrewDog USA, the team quickly pivoted and identified new business opportunities and increased our focus on e-commerce. Just one week after our bars were closed down, BrewDog USA actioned a local delivery service which, at the time of this Offering Circular, makes up 20% of our online revenue. Our e-commerce arm has grown exponentially during this time, taking more in Q2 of 2020 than it did the entirety of 2019.

BrewDog USA shares much of the same senior management team as BrewDog plc and brews many of the same beers for the U.S. market that are currently leading the way in Europe. With the launch of BrewDog’s first bar in the US – DogTap, located on site at the brewery in Columbus, Ohio - we were able to release many of our beers in advance of the brewery’s operational launch, allowing us to accurately forecast the optimal beer lineup by assessing DogTap’s initial sales. BrewDog USA has honed in on its core products in America including Elvis Juice, Punk IPA, Clockwork Tangerine, Jet Black Heart, Lost Lager, and Hazy Jane as its regular lineup of brews. The range of products also includes seasonal offerings and limited-edition cans sold within BrewDog bars. Many of these small-batch beers are released exclusively for the American beer market.

BrewDog USA Inc. takes advantage of BrewDog plc’s infrastructure, expertise, intellectual property and experienced staff as we look to turbo-charge our American business. Despite only starting in 2007, BrewDog plc had grown exponentially prior to the coronavirus outbreak, and we believed BrewDog USA would also enjoy a steep growth trajectory given the positive response in America, the existing brand awareness and the thriving craft beer scene. We are still hopeful that we can continue our growth once the coronavirus outbreak subsides, but we are in a period of uncertainty as this Offering Circular is being filed.

BrewDog in Europe

As of the end of 2019, BrewDog plc was the largest and fastest-growing craft brewer in Europe and was the only company to be named as one of the fastest-growing food & drinks companies in the UK for 8 consecutive years (Sunday Times Fast Track 100). In addition to brewing beer, BrewDog plc also operated over 100 BrewDog bars based in the UK and international sites across 13 countries, prior to what BrewDog plc hopes are temporary closures required by the coronavirus outbreak.

The story of BrewDog began in 2007. In a derelict shed in an industrial park in Northeast Scotland, BrewDog was founded by best friends and home-brewers James Watt and Martin Dickie. Before starting BrewDog, James was the captain of a North Atlantic fishing boat while Martin was working as a brewer and distiller. James and Martin both quit their jobs, got a £20,000 bank loan and some second hand stainless steel tanks, and set out to turn the UK beer scene on its head. They bootstrapped together a tiny ramshackle brewery, on a shoestring budget. They did most of the set-up and building work themselves, paving the way for their future success from the ground up.

James and Martin had a very simple mission when they founded BrewDog plc: to make other people as passionate about great craft beer as they are. As a company, BrewDog plc focuses on two key things: its beer and its people. BrewDog plc not only wants to brew the best beers in the world, it also strives to be the best company to work for in the world. BrewDog USA has inherited those same traits and qualities.

For the first 12 months of its existence, BrewDog plc was just two humans and one dog. The fledgling enterprise started to grow quickly as more customers wanted to stock its beers. By 2009, BrewDog was the largest independent brewery in Scotland, and was already exporting its beers to 15 countries in Europe and selling to major retail chains in the UK. By 2019, BrewDog plc and BrewDog USA Inc. combined employed more than 1500 passionate people, shipped beer to more than 60 countries, owned and/or operated over 90 craft beer bars across the globe, and had a community of 135,000 investors.

Crowdfunding

The growth of BrewDog plc has been fueled and funded by its radical crowdfunding model, which first launched in 2009 as BrewDog plc tore up convention, turned the traditional business model on its head and launched “Equity for Punks,” giving thousands of people a front row seat to the craft beer revolution.

BrewDog plc holds the world record for the biggest online equity based crowdfunding campaigns and, to date, has raised in excess of £75 million via Equity for Punks, building a community of more than 130,000 investors.

In 2016, BrewDog USA launched its first crowdfunding raise in America under Regulation A as part of the JOBS Act, which closed on July 28, 2017. The first Equity for Punks USA raised more than $7,000,000 from more than 8,000 investors. This was followed by a second Regulation A round in 2018 which raised more than $2,200,000 from more than 6,200 investors.

BrewDog USA Overview

BrewDog USA Inc. produces a range of exciting, flavorful beers out of Canal Winchester, just south of downtown Columbus, Ohio. The facility is the only mid-sized brewery in the state and is perfectly located to reach 50% of the U.S. population within 500 miles.

Prior to the coronavirus outbreak in the U.S., BrewDog USA’s team in America consisted of nearly 200 people across production, sales, marketing, finance and operations. BrewDog USA has the ambition to be the best U.S. company to work for (ever) and offers a raft of inspired benefits to support its team. Included in this is “the unicorn fund” in which BrewDog USA plans to share 10% of its profits with employees of the Company every year, and a further 10% is donated to charities chosen by the Company’s staff and Equity Punk investors through the BrewDog Foundation. BrewDog also pioneered “pawternity leave” allowing staff to take a week’s paid leave when they get a new dog.

The BrewDog brand has already established awareness in America with the success of the founders’ TV show, Brew Dogs. The series, which originally launched on NBC’s Esquire network, followed James Watt and Martin Dickie on a series of adventures with other craft brewers, producing exciting, boundary pushing beers. From beers brewed on a train to deep sea diving for ingredients, the show offered an alternative approach to craft beer, and is the world’s longest-

running beer TV show. This brand awareness positioned BrewDog for success before it even released its first American beer, and the reaction from the beer community since announcing the new Ohio facility has been overwhelmingly positive.

BrewDog USA’s Ohio HQ is located on a 42-acre site, consisting of an initial 100,000 square foot brewery building, including the DogTap taproom and restaurant, an outdoor patio with additional customer space, a take-out beer store, a visitor center offering tours on site, an interactive Craft Beer Museum, The DogHouse craft beer hotel, and our Overworks sour facility. The site also accommodates 17,000 square feet of office space, a 16,000 square foot brewhouse, a packaging hall of 11,000 square feet and a warehouse featuring 5,000 square feet of refrigerated space.

Everything about BrewDog USA was set up for growth and rapid expansion. From our Columbus brewery site - primed for future expansion in terms of space, transport links, utilities, infrastructure and brewing equipment - to our team’s UK experience, we have the contacts and crew to make expansion happen quickly and efficiently.

We started producing beer at our Columbus brewery in 2017 and have since sold beer through distributors and through self-distribution. In addition, we have sales of beer through contract brewing, and retail sales of beer.  Furthermore, prior to the coronavirus pandemic, we sold wine, food and merchandise at our bars, and we had income from renting rooms in our hotel.  As noted in our attached financial statements, our revenues for 2017 were $4,943,261, and increased to $17,198,075 in 2018, as we continued our growth and expansion. Through December 30, 2019, our revenues were more than $27,000,000 based on our internal accounting. Also as noted in our financial statements, two customers accounted for 20% and 12% of our 2018 revenues.

All of the equipment at BrewDog USA’s brewery is designed with expansion in mind. The initial brewhouse can support an annual capacity of 426,000 barrels by adding more fermentation tanks to the system, and the building has been designed to take a second brewhouse when we fully utilize the capacity of the initial brewhouse. We will use all that we have learned at BrewDog plc’s European site about growing production in a craft brewery to maximize efficiencies and minimize equipment costs when growing our American operation.

BrewDog Beers

All the headliner beers BrewDog USA brews in the U.S. have been successfully developed and launched in Europe and many are now established global brands.

In addition, we are focused on maintaining a position at the forefront of new craft beer trends,

investing in our pilot kit program to test and develop new beer recipes unique to BrewDog USA. The program produces two limited-edition, small batch can releases per month which provide the opportunity to trial beers to be scaled up across our distribution market or sold through BrewDog plc.

BrewDog Bars

In 2010, BrewDog plc opened BrewDog Aberdeen, its first craft beer bar, and has opened BrewDog bars all over the planet. BrewDog plc has been named as one of the fastest-growing companies in the UK consecutively for the last eight years. During this time, BrewDog plc’s management team has learned a lot about rapidly growing brewing production, scaling infrastructure and building teams to meet the demands of our ever-expanding business. That same management team now brings its knowledge and experience to BrewDog USA.

BrewDog plc’s bar division grew rapidly to over 100 sites, with 49 in the UK and flagship sites internationally such as BrewDog Berlin, BrewDog Tokyo, BrewDog Brisbane, BrewDog Barcelona and BrewDog Sao Paulo.

Prior to the coronavirus pandemic, BrewDog bars allowed people to indulge in everything that is great about craft beer served by knowledgeable staff who are passionately evangelical when it comes to craft beers. BrewDog bars pride themselves on showcasing the best, most exciting and flavorsome craft beers that we can get our paws on from all corners of the planet.

As in Europe, BrewDog bars were a key part of BrewDog USA’s operation prior to the coronavirus pandemic, and we believe they will remain so when the pandemic subsides. Our first BrewDog bar in America launched onsite at our brewery in Columbus in April 2017. DogTap was maxed out from launch day and had proven to be an immediate success in the vibrant local craft beer bar scene in Columbus. With tours of our brewing facility on site, a self-guided interactive Craft Beer Museum and a wide range of craft beer as well as a full menu of incredible food paired perfectly to the beers on offer (from both BrewDog and local guest breweries), the bar was an outpost for amazing beer just outside of Columbus.

In 2018, our two new Columbus bars in The Short North and Franklinton proved the thirst for BrewDog would not be satisfied by a taproom alone. These added to our contribution to Columbus’ incredible beer community. In 2019 we joined the vibrant Fountain Square neighborhood of Indianapolis and Pendleton neighborhood of Cincinnati, bringing our unique approach to craft beer bars to two brand new cities. These were followed by our February 2020 debut of BrewDog

Pittsburgh in East Liberty.

Originally inspired by American bars, each BrewDog bar infuses European beer café culture, highly trained expert staff, contemporary food, and craft cocktails with board games into the mix. Our spaces are stripped back, raw, industrial and utilitarian using reclaimed materials and furniture.

Our combined brewing and retailing approach with a national ambition was a new business model in the U.S. craft beer industry. We plan to use this vertical integration to accelerate our growth, bolster our profitability and build deep and lasting connections with our customers. At BrewDog, we aim to shorten the distance as much as possible between ourselves and the people who enjoy our beers. Our BrewDog bars enabled us to do just that.

We’ve Grown and We’ve Grown Up

Since BrewDog plc’s inception in 2007, we’ve grown, and we’ve grown up. We have always believed that business should be a force for good and that brave thinking and bold actions are the only way to make real impact. Today, we are in the middle of a climate crisis. It is a crisis of our own design, driven by big business. We recognize our contribution and the limitations.

Change isn’t happening fast enough. Now is the time to be radical in everything we do. We believe climate change is close to a tipping point. We helped create this problem, and now, it is time for us to help solve it.

The world does not need another crowdfunding program. The world needs change. We’re committed to making great beer, and ensuring we have a planet to drink it on.

Our mission is to share our passion for world-class beer and set a new standard for sustainability. And we want you to join us, and the worldwide BrewDog community of over 100,000 Equity Punk investors across all BrewDog businesses, on this journey. Equity for Punks Tomorrow is your chance to own a part of BrewDog USA, and your chance to help create a new benchmark in sustainability, to help drive the change that we all need.

Let’s Go America!

BrewDog USA is an alternative small business owned by thousands of people who love craft beer. They are our shareholders, our friends, our community and the heart and soul of our business.

BrewDog USA has a community of over 16,000 Equity Punk investors, and this is your chance to join them. Years ago, BrewDog tore up convention, turned the traditional business model on its head and launched Equity for Punks, giving thousands of people a front row seat to the craft beer revolution. Equity for Punks has already broken all types of crowdfunding records all over the world. And now, Equity for Punks is back with a completely new type of share offering.

Equity for Punks Tomorrow is a radically different type of share offering; a share offering where every single penny you invest goes towards building a more sustainable future for all of us. We believe that the most sustainable businesses are going to be the ones who will prosper long term, so by investing heavily in sustainability, we believe we can grow strongly, and add significant value to your investment too. All while doing great things for the planet.

BrewDog USA was born in 2015 with a mission to make other people as passionate about great craft beer as we are. Fast forward to today, we now employ 250 people and are one of the world’s leading craft breweries. Our mission has also evolved to include our ambition to become the world’s most sustainable beer business. And with your help, we can do just that.

Keep on rocking in the free world.

DESCRIPTION OF PROPERTY

The Ohio brewery is located at 96 Gender Road, Canal Winchester, Ohio 43110. The site consists of approximately 42 acres of land zoned for manufacturing. Originally, the site consisted of 52 acres, including 10 acres of public park land. On August 28, 2015, BrewDog Columbus LLC purchased the entire 52 acres from TS Trim Industries Inc. for $1,500,000. Also, on August 28, 2015, the 10 acres of park land was sold to the City of Canal Winchester for $400,000. Therefore, the final 42-acre site was purchased by BrewDog Columbus LLC for $1,100,000. The brewery is approximately 100,000 square feet, sitting 700 feet East of Gender Road. The building houses an approximately 16,000 square foot state-of-the art brewhouse, 11,000 square feet of packaging space 5,000 square feet of refrigerated, and over 17,000 square feet of office. The site is bordered by Gender Road to the West, a cycle path running along Groveport Road to the South, a baseball and skate park owned by the City of Canal Winchester to the East and railroad tracks to the North.

Construction of our initial 100,000 square foot brewery building is complete. The building features a tap room and restaurant of 8,000 square feet as well as an outdoor patio with additional customer space. We have a take-out beer store and a visitor’s center offering tours on site. We have 17,000 square feet of office space. In terms of beer production, the brewhouse area is 16,000 square feet. The packaging hall is initially 11,000 square feet and our warehouse features 5,000 square feet of refrigerated space. The tap room features a stunning glass wall 28 feet high with views directly into our brewhouse so visitors can enjoy one of our beers while they watch our team in action.

TS Trim
National Tire & Battery
Fifth Third Bank
Burger King
PNC Bank
Waterloo Shopping Center
Walmart
W Waterloo St
Canal St
Car Wash
Goddard School
Gender Rd
Railroad Tracks
Colonial Heating & Cooling
HFI LLC
W Walnut St
Canal Winchester City Schools
O'Neil Tents
HFI LLC
Future BrewDog Facility
Madison Twnshp Fire Dept
Groveport Rd
Bigerton Bend
Marilyn Lane
John Dr
Steen St
Barb Ln
Archie Ct
Hanners Park
Heritage Baptist Church
David Evangelical Church
Masonic Lodge
Altercare
Thrush Dr
Alstate
Columbus Gymnastics Co
CW Middle School
Fox Hill Dr
Eddleston Ct
Hemmingford Dr
0
500
1,000
Feet
N

96 Gender Road

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

BrewDog USA Inc. (“BrewDog” or the “Company”) was formed on April 22, 2015, as a Delaware Corporation, for the general purpose of brewing and distributing craft beer in the United States. BrewDog USA was, prior to the Shares being sold in this Offering, owned by BrewDog plc, a United Kingdom company and investors from our two previous Regulation A offerings. BrewDog has built a brewery in Columbus, Ohio to manufacture our craft beer for national distribution across the U.S., as well as wholesale and retail sales and also to operate local retail bar/restaurant establishments, which may have small brewing facilities on site that will operate under the name “BrewDog” and will sell BrewDog beer, along with food items.

BrewDog USA Inc. is presently wholly owned by BrewDog plc and investors from our previous Regulation A offering, but as Shares in the Company are issued pursuant to this Offering, BrewDog plc’s ownership as well are prior investors in the Company will be diluted. If the maximum amount is raised in this Offering, BrewDog plc will own 88.231% of the Company, prior investors from the first Regulation A offering will own 2.074%, prior investors from the second Regulation A offering will own 0.615%, and new investors from this Regulation A offering will own 9.08%. All shares in the Company are Common Stock with the same rights and privileges as set out herein.

Results of Operations

The year ended December 31, 2019

Revenue. Total revenue for the year ended December 31, 2019 was $27,027,935 primarily in wholesale craft beer sales and drink and food sales from our bars.

Cost of Sales. Cost of sales for the year ended December 31, 2019 were $16,121,822. Cost of sales for the period comprised of Brewery raw material costs, packaging costs, manufacturing labor and overhead as well as Bar drink and food purchases and labor for preparing and serving.

Administrative Expenses. Operating expenses for the year ended December 31, 2019 were $9,707,465. Operating expenses for the period were comprised of advertising, marketing, payroll, real estate taxes, insurance, and other administrative expenses.

Net Loss. Net loss for the year ended December 31, 2019 was $(1,729,507). This net loss was the result of operating expenses exceeding early stage operating revenues.

Liquidity and Capital Resources

We had net cash of $1,460,374 at December 31, 2019.

During the year ended December 31, 2019, operating activities used $(479,867) primarily due to net working capital losses.

Cash used by investing activities relating to capital expenditures during the year ended December 31, 2019 was $(3,215,366).  Cash provided by financing activities during the twelve months ending December 31, 2019 was $4,430,644 related to advances from BrewDog Plc and proceeds of the sale of stock. Since inception, our capital needs have primarily been met by BrewDog Plc.

Plan of Operations

Our plan of operation for the 12 months ended December 31, 2019 is as follows:

In 2019, we have expanded the distribution of our craft beer to 13 states, Washington D.C. and Canada.  We plan to continue state expansion throughout 2020.  We continue to experiment and development new varieties of beer. In 2019 we brewed over 100 different styles of brews and introduced cider under the Hawkes brand.  Beginning in February 2018, the company entered into a contract brewing arrangement with a regional craft brewery whereby we produce and package their beer brands.  We plan to continue to contract brew throughout 2020. We continue to operate the taproom and hotel at the Columbus brewery and the two BrewDog Bars in Columbus, Ohio.  In 2019, we have opened two bars in Indianapolis, IN and Cincinnati, OH.  We plan to open a new bar in 2020.  We have hired and plan to hire staff to run our business and to help us follow through on our business plans.

Trend Information

Based on the results since inception, BrewDog believes there is a market for its products in North America. However, it is difficult to predict changing consumer preferences in craft beer. If we are unable to react to changing consumer preferences, our sales could decrease. Additionally, BrewDog sells its beer within a three-tier system consisting of manufacturers, distributors and retailers. BrewDog competes for a share of the distributor's attention, time and selling efforts. In retail establishments, BrewDog competes for shelf space and tap handle placement. Failure to maintain distributor's attention or retail space could cause sales to decrease. If the market price for hops, malt, barley or other brewing ingredients rises, BrewDog's product cost will rise and potentially threaten the Company's ability to meet profitability and/ or demand.  It is important for BrewDog to continue to secure funding in order to grow the business and expand its offerings to meet consumer preferences.

In early March 2020, the Company began seeing the impact of the coronavirus disease 2019 (COVID-19) on its business. On March 16, 2020, in compliance with State and Local laws we began closing all bars and the hotel with the exception of carry-out and delivery. The company has also seen a reduction in demand for keg from the on-premise channel. As the COVID-19 pandemic is on-going, the Company does not currently know when its results of operations will return to pre-COVID-19 levels, however the Company continues to follow state and national guidelines with many of its locations re-opened for patio or indoor dining as of the date of this Offering Circular.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. Note that our preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Income taxes are one such critical accounting policy. Income taxes are recorded on an accrual basis of accounting based on tax positions taken or expected to be taken in a tax return. A tax position is defined as a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions are recognized only when it is more likely than not (i.e., likelihood of greater than 50%), based on technical merits, that the position would be sustained upon examination by taxing authorities. Tax positions that meet the more likely than not threshold are measured using a probability-weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. A valuation allowance is established to reduce deferred tax assets if all, or some portion, of such assets will more than likely not be realized. Should they occur, our policy is to classify interest and penalties related to tax positions as income tax expense. Since our inception, no such interest or penalties have been incurred.

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (ASC Topic 606), which replaces numerous requirements in U.S. GAAP, including industry-specific requirements, and provides companies with a single revenue recognition model for recognizing revenue from contracts with customers. On January 1, 2018, we adopted the requirements of ASC Topic 606 and all the related amendments to all of our contracts using the modified retrospective method. Additional disclosures required by ASC Topic 606 are presented within the aforementioned Revenue Recognition policy disclosure. We recognize revenue on Brewery product sales to distributors or through self-distribution at the time when the product is shipped and control of the product is transferred to the customer according to the shipping terms. Revenue from the Brewery Taproom and two bars are recognized as revenue at the point of the delivery of meals and services. Revenue from room sales at our hotel is recognized on a daily basis, as the room are occupied and we have rendered the services.  Company sales are presented net of sales tax.

Additional Company Matters

The Company has not filed for bankruptcy protection nor has it ever been involved in receivership or similar proceedings. The Company is not presently involved in any legal proceedings material to the business or financial condition of the Company. The Company does not anticipate any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business, in the next 12 months.

DIRECTORS AND EXECUTIVE OFFICERS

As of December 31, 2019, BrewDog USA Inc. had 196 full-time employees, who were not an executive officer of the Company, and 81 part-time employees. As of July 17, 2020, BrewDog USA Inc. had 204 full-time employees, who were not an executive officer of the Company, and 91 part-time employees

The directors and executive officers of the Company as of July 17. 2020 are as follows:

Name	Position	Age	Term of Office	Approx. Hours Per Week

Executive Officers:
Jason Block	Chief Executive Officer	37	December 23, 2019 to present	40
James Watt	President	36	March 25, 2019 to present	10
Alan Martin Dickie	Chief Operations Officer	36	April 22, 2015 to present	10
Neil Simpson	Chief Financial Officer	48	April 22, 2015 to present	10
Directors:
James Watt	Chairman of the Board	36	April 22, 2015 to present	N/A
Alan Martin Dickie	Director	36	April 22, 2015 to present	N/A
Neil Simpson	Director	48	April 22, 2015 to present	N/A

JASON BLOCK

Jason Block was named Chief Executive Officer of BrewDog USA, Inc. on December 23, 2019. Jason has been working in high-growth businesses across multiple industries throughout his career.  Jason began his professional career as General Counsel for Schiff Capital Group where he oversaw the company’s legal and transactional needs, managed real estate development projects and lead day-to-day operations. In 2012, Jason joined HOMAGE as president, leading the team from 20 employees and one store to more than 200 employees and eight stores across three states. He focused on developing, defining and implementing company culture, secured multiple professional licensing partnerships including the NBA, MLB, ESPN and WWE, which facilitated the company’s expansion, moved the supply-chain abroad to improve quality, cost and timing and raised over $12 million in equity funding.  In 2018, Jason co-founded innerspace, a co-practice for wellness, coaching and therapy professionals. He is a member of the Columbus Bar Association as well serving as a board member of the Gladden Community House and Miesse Fest, an annual fundraiser for Harmony Project. Jason is also a member of Jewish Columbus’ inaugural Leadership class.  Jason has a Bachelor of Arts degree from The Ohio State University and a Juris Doctorate degree from Capital University Law School. While at Capital Law, Jason was Editor-in-Chief of the Capital University Law Review and represented the student body on the Faculty Council.

JAMES WATT

James Watt was named President of BrewDog USA, Inc. on March 25, 2019 after having served as Chief Executive Officer, James has been a Director of BrewDog USA, Inc. since the company was formed on April 22, 2015.

Captain & Co-Founder James Watt was a fully qualified deep-sea captain, having earlier completed an honors degree in Law & Economics. He traded in being a salty sea dog to become a BrewDog in 2007, pursuing his passion for great craft beer by setting up the Company with Martin Dickie. He has served as CEO of BrewDog plc since 2006 and in this role is responsible for overseeing the operations of BrewDog plc. James was awarded Great British Entrepreneur of the Year in 2014 and is one of Europe’s only holders of the title of Master Cicerone. He was awarded the MBE in the 2016 Queen’s birthday honors list and is the author of Business for Punks and co-author of Craft Beer for the People.

MARTIN DICKIE

Martin Dickie is the Chief Operations Officer of BrewDog USA, Inc. and a Director of BrewDog USA, Inc. since the company was formed on April 22, 2015.

Beer Pirate & BrewDog plc Co-Founder Martin Dickie has a first-class honors degree in Brewing & Distilling from Herriot Watt University. He is a renegade artist on a mission to change people’s perceptions about beer and challenge their taste buds. Martin oversees all things brewing and distilling for BrewDog plc and has done so since 2006. Along with James, Martin hosted the hit international TV show BrewDogs. He was awarded the MBE in the 2016 Queen’s birthday honors list. Martin is the Secretary of BrewDog plc and is a director of BrewDog plc from 2006 to the present.

NEIL SIMPSON

Neil Simpson is the Chief Financial Officer of BrewDog USA, Inc. and a Director of BrewDog USA, Inc. since the company was formed on April 22, 2015.

Neil Simpson is the Finance Director of BrewDog plc, whom he joined BrewDog plc in August 2012 bringing with him over 20 years of experience, (10 of which were at partner level), advising and acting for a wide variety of businesses through the Ritson Smith accountancy practice. Neil is a qualified chartered accountant with the Institute of Chartered Accountants in Scotland.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The directors of BrewDog USA Inc. are, at present, not compensated by the Company for their roles as directors. For the four present directors, only expenses are reimbursed for their participation on the board of directors. The Company may choose to compensate the present directors in the future, as well as compensate future directors, in the Company’s discretion.

Executive Compensation

From its inception in April 2015 to July 17, 2020, BrewDog USA Inc. paid the following annualized salaries to its executive officers:

Name	Capacity in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
Jason Block	Chief Executive Officer	$107,692	$24,658.00	$132,350
James Watt	President	$0.00	$0.00	$0.00
Alan Martin Dickie	Chief Operations Officer	$0.00	$0.00	$0.00
Neil Simpson	Chief Financial Officer	$0.00	$0.00	$0.00
Allison Green	Former Chief Executive Officer	$0.00	$0.00	$0.00

Employment Agreements

We have entered into an employment agreement with Jason Block, our Chief Executive Officer. The employment agreement calls for a base salary of $200,000 with other incentives and bonuses, in addition to stock in BrewDog plc. None of the other officers or directors have an employment agreement with us. We may enter into employment agreements with those or others in the future. A stock incentive program for our directors, executive officers, employees and key consultants may be established in the future.

Stock Incentive Plan

In the future, we may establish a management stock incentive plan pursuant to which stock options and awards may be authorized and granted to our directors, executive officers, employees and key employees or consultants. Details of such a plan, should one be established, have not been decided yet. Stock options or a significant equity ownership position in us may be utilized by us in the future to attract one or more new key senior executives to manage and facilitate our growth.

Board of Directors

Our board of directors currently consists of three directors. None of our directors are “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint additional independent directors to our board of directors in the future, particularly to serve on committees should they be established.

Committees of the Board of Directors

We may establish an audit committee, compensation committee, a nominating and governance committee and other committees to our Board of Directors in the future, but have not done so as of the date of this Offering Circular. Until such committees are established, matters that would otherwise be addressed by such committees will be acted upon by the Board of Directors.

Director Compensation

We currently do not pay our directors any compensation for their services as board members, with the exception of reimbursing and board related expenses. In the future, we may compensate directors, particularly those who are not also employees and who act as independent board members, on either a per meeting or fixed compensation basis.

Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws limit the liability of directors and officers of the Company to the maximum extent permitted by Delaware law. The Bylaws state that the Company shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Company or such director or officer is or was serving at the request of the Company as a director, officer, partner, member, manager, trustee, employee or agent of another company or of a partnership, limited liability company, joint venture, trust or other enterprise.

The Company believes that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company also may secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification.

The Company may also enter into separate indemnification agreements with its directors and officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, may provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

For additional information on indemnification and limitations on liability of our directors and officers, please review the Company’s Bylaws, which are attached to this Offering Circular.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our Common Stock as of December 31, 2019. There was no beneficial ownership of our Common Stock at the time of the initiation of this Offering by any of our directors or executive officers or by all of our directors and executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to Shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each Shareholder named in the following table possesses sole voting and investment power over their Shares of Common Stock. Percentage of beneficial ownership before the offering is based on 6,508,246 Shares of Common Stock outstanding as of the date of original qualification of this Offering.

Name of Beneficial Owner	Common Stock
	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering
	QTY	%	QTY	%
BrewDog plc[1]	6,315,789	97.043%	6,315,789	88.231%
Shares in previous Offerings	192,457	2.957%	192,457	2.689%
New Shares in Offering	N/A	N/A	650,000	9.080%
Total Shares in Class	6,508,246	100.0%	7,158,246	100.0%
Total Overall Shares	6,508,246	100.0%	7,158,246	100.0%

Investment and voting control of the shares of BrewDog plc in the table above lies with BrewDog plc’s board of directors.

After the commencement of this Offering, Chief Executive Officer Jason Block has purchased 20 shares of the Common Stock in this Offering at the same purchase price as all investors. Jason Block is the beneficial owner of all 20 Shares.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

BrewDog plc, the Company’s parent, has built a successful operation in the United Kingdom, with the same lines of business as BrewDog USA wishes to establish in the United States. As part of BrewDog plc’s business, it previously established relationships with local beer and spirits distributors of BrewDog craft beers in the United States. BrewDog USA will therefore be able to draw upon such distribution relationships and BrewDog plc’s expertise in launching the U.S. business.

In addition, BrewDog plc plans to enter into a license with BrewDog USA permitting the Company to use the intellectual property of BrewDog plc (including any trademarks) and any new marks created by BrewDog plc. It is anticipated that any new intellectual property will be owned by BrewDog plc, who will pay for the cost of clearing, registering and protecting any new intellectual property, and will be licensed to BrewDog USA.

The material terms of the relationship between BrewDog USA and BrewDog plc related to cash management and intercompany cash transfers is as follows: BrewDog plc has provided and continues to provide certain services to BrewDog USA Inc. including, but not limited to, executive services, accounting and legal services, and other selling, general and administrative expenses. The allocation method utilized by management of BrewDog Plc was an annual management charge recorded against the intercompany loan balance. The amount of the annual management charge included in the attached financial statements of comprehensive loss for the year ended December 31, 2018 is $270,005 ($260,000 in 2017). Costs incurred by BrewDog Plc but directly attributable to BrewDog USA Inc are recorded against the intercompany loan balance at cost with no-markup. These arrangements are not in writing.

During the last fiscal year, the Company was a participant in transactions with BrewDog plc, its parent company, in which the amounts involved exceed the lesser of $120,000 and one percent of the average of the Company’s total assets at year-end for the last completed fiscal year. In these transactions, from April 22, 2015 to December 31, 2018, BrewDog plc made advances of $38,592,154 to the Company.

James Watt and Martin Dickie own a significant amount of the stock of, and are executive officers and directors of BrewDog plc. As of May 13, 2019, Watt owned 18,004,237 Ordinary A Shares of BrewDog plc constituting approximately 24.74% of the total outstanding stock of BrewDog plc. As of May 13, 2019, Dickie owned 15,744,233 Ordinary A Shares of BrewDog plc constituting approximately 21.64% of the total outstanding stock of BrewDog plc. As a result, they both have an indirect interest in the above-referenced transactions, as well as any other transactions involving the Company and BrewDog plc. James Watt and Martin Dickie will also have an indirect interest in any future transactions between BrewDog plc and the Company due to their status as significant shareholders, executive officers and directors. There have been no transactions between BrewDog plc and the Company in which either James Watt or Martin Dickie received any extra or special benefit not shared on a pro-rata basis by all of the holders of securities of the class of stock owned by them as shareholders of BrewDog plc.

One of the BrewDog bars opened in 2018 in the Franklinton section of Columbus is situated on real property owned by BrewDog Franklinton LLC. BrewDog Franklinton LLC is wholly owned by Ten Tonne Mouse LLC, a company wholly owned by James Watt. Neither BrewDog Franklinton LLC nor Ten Tonne Mouse LLC is owned, in whole or in part, by BrewDog USA Inc. BrewDog Brewing Company LLC, a wholly owned subsidiary of BrewDog USA Inc., has entered into a 5-year lease agreement with BrewDog Franklinton LLC for the Franklinton site with an anticipated the combined annual rent expense of $150,000.

In December 2017, BrewDog USA Inc. sold its interest in BrewDog Franklinton LLC to Ten Tonne Mouse Inc. There was no gain or loss recorded on the transaction for book or tax purposes. The sales price was $657,816.  In conjunction with the sale, BrewDog USA Inc. entered into an interest-free note that was payable on demand and was included in prepaid expenses and other current assets.  The note was paid in full in January 2018.

SECURITIES BEING OFFERED

The Company is offering Shares of its Common Stock. Except as otherwise required by law, the Company’s Certificate of Incorporation or Bylaws, each Shareholder shall be entitled to one vote for each Share held by such Shareholder on the record date of any vote of Shareholders of the Company. The Shares of Common Stock, when issued, will be fully paid and non-assessable. Since it is anticipated that at least for the next 12 months the majority of the Company’s Common Stock will be owned by BrewDog plc, the holders of Common Stock issued pursuant to this Offering Circular should not expect to be able to influence any decisions by management of the Company through the voting power of such Common Stock.

There are no other classes of stock in the Company as of the date of this Offering Circular. The Company does not expect to create any additional classes of Common Stock during the next 12 months, but the Company is not limited from creating additional classes which may have preferred dividend, voting and/or liquidation rights or other benefits not available to holders of its common stock.

The Company does not expect to declare dividends for holders of Common Stock in the foreseeable future. Dividends will be declared, if at all (and subject to rights of holders of additional classes of securities, if any), in the discretion of the Company’s Board of Directors. Dividends, if ever declared, may be paid in cash, in property, or in shares of the capital stock of the Company, subject to the provisions of law, the Company’s Bylaws and the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sums as the Board of Directors, in its absolute discretion, deems proper as a reserve for working capital, to meet contingencies, for equalizing dividends, for repairing or maintaining any property of the Company, or for such other purposes as the Board of Directors shall deem in the best interests of the Company.

There is no minimum number of Shares that needs to be sold in order for funds to be released to the Company and for this Offering to hold its first closing.

The minimum subscription that will be accepted from an investor is Sixty Dollars ($60.00) (the "Minimum Subscription").

A subscription for Sixty Dollars ($60.00) or more in the Shares may be made only by tendering to the Company the executed Subscription Agreement (electronically or in writing) delivered with the subscription price in a form acceptable to the Company, via check, wire, credit or debit card, or ACH. The execution and tender of the documents required, as detailed in the materials, constitutes a binding offer to purchase the number of Shares stipulated therein and an agreement to hold the offer open until the Expiration Date or until the offer is accepted or rejected by the Company, whichever occurs first.

The Company reserves the unqualified discretionary right to reject any subscription for Shares, in whole or in part. The Company reserves the unqualified discretionary right to accept any subscription for Shares, in an amount less than the Minimum Subscription. If the Company rejects any offer to subscribe for the Shares, it will return the subscription payment, without interest or reduction. The Company's acceptance of your subscription will be effective when an authorized representative of the Company issues you written or electronic notification that the subscription was accepted.

There are no liquidation rights, preemptive rights, conversion rights, redemption provisions, sinking fund provisions, impacts on classification of the Board of Directors where cumulative voting is permitted or required related to the Common Stock, provisions discriminating against any existing or prospective holder of the Common Stock as a result of such Shareholder owning a substantial amount of securities, or rights of Shareholders that may be modified otherwise than by a vote of a majority or more of the shares outstanding, voting as a class defined in any corporate document as of the date of filing. The Common Stock will not be subject to further calls or assessment by the Company. There are no restrictions on alienability of the Common Stock in the corporate documents other than those disclosed in this Offering Circular. The Company has engaged Integral Transfer Agency USA Inc. to serve as the transfer agent for the Shares. For additional information regarding the Shares, please review the Company’s Bylaws, which are attached to this Offering Circular.

FUTURE LIQUIDITY

The Company, at present, has no plan to list the Shares on an exchange or to hold an Initial Public Offering (“IPO”) that could allow trading of the Shares on an exchange.

At a very preliminary stage, the Company has entered into discussions with BrewDog plc, the majority shareholder of the Company, regarding the possibility that BrewDog plc may hold an IPO in the future, and the effect such a possible future IPO could have on the Company’s Shareholders. Discussions have included several potential options, all of which would potentially accomplish the goal of giving the Company’s shareholders a means of benefiting from a potential future IPO by BrewDog plc.

Despite these preliminary discussions by the Company and BrewDog plc, potential investors in this offering should not rely on or expect any such IPO to take place, or expect to benefit in any manner from such an IPO should it take place. No investment decision in the present offering should be made based, in whole or in part on, such an IPO taking place at any time in the future.

DISQUALIFYING EVENTS DISCLOSURE

Recent changes to Regulation A promulgated under the Securities Act prohibit an issuer from claiming an exemption from registration of its securities under such rule if the issuer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer participating in the offering of the interests, general partner or managing member of the issuer, any beneficial owner of 20% or more of the voting power of the issuer’s outstanding voting equity securities, any promoter connected with the issuer in any capacity as of the date hereof, any investment manager of the issuer, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of the issuer’s interests, any general partner or managing member of any such investment manager or solicitor, or any director, executive officer or other officer participating in the offering of any such investment manager or solicitor or general partner or managing member of such investment manager or solicitor has been subject to certain “Disqualifying Events” described in Rule 506(d)(1) of Regulation D subsequent to September 23, 2013, subject to certain limited exceptions. The Company is required to exercise reasonable care in conducting an inquiry to determine whether any such persons have been subject to such Disqualifying Events and is required to disclose any Disqualifying Events that occurred prior to September 23, 2013 to investors in the Company. The Company believes that it has exercised reasonable care in conducting an inquiry into Disqualifying Events by the foregoing persons and is aware of the no such Disqualifying Events.

It is possible that (a) Disqualifying Events may exist of which the Company is not aware and (b) the SEC, a court or other finder of fact may determine that the steps that the Company has taken to conduct its inquiry were inadequate and did not constitute reasonable care. If such a finding were made, the Company may lose its ability to rely upon exemptions under Regulation A, and, depending on the circumstances, may be required to register the Offering of the Company’s Common Stock with the SEC and under applicable state securities laws or to conduct a rescission offer with respect to the securities sold in the Offering.

ERISA CONSIDERATIONS

Trustees and other fiduciaries of qualified retirement plans or IRAs that are set up as part of a plan sponsored and maintained by an employer, as well as trustees and fiduciaries of Keogh Plans under which employees, in addition to self-employed individuals, are participants (together, “ERISA Plans”), are governed by the fiduciary responsibility provisions of Title 1 of the Employee Retirement Income Security Act of 1974 (“ERISA”). An investment in the Shares by an ERISA

Plan must be made in accordance with the general obligation of fiduciaries under ERISA to discharge their duties (i) for the exclusive purpose of providing benefits to participants and their beneficiaries; (ii) with the same standard of care that would be exercised by a prudent man familiar with such matters acting under similar circumstances; (iii) in such a manner as to diversify the investments of the plan, unless it is clearly prudent not do so; and (iv) in accordance with the documents establishing the plan. Fiduciaries considering an investment in the Shares should accordingly consult their own legal advisors if they have any concern as to whether the investment would be inconsistent with any of these criteria.

Fiduciaries of certain ERISA Plans which provide for individual accounts (for example, those which qualify under Section 401(k) of the Code, Keogh Plans and IRAs) and which permit a beneficiary to exercise independent control over the assets in his individual account, will not be liable for any investment loss or for any breach of the prudence or diversification obligations which results from the exercise of such control by the beneficiary, nor will the beneficiary be deemed to be a fiduciary subject to the general fiduciary obligations merely by virtue of his exercise of such control. On October 13, 1992, the Department of Labor issued regulations establishing criteria for determining whether the extent of a beneficiary’s independent control over the assets in his account is adequate to relieve the ERISA Plan’s fiduciaries of their obligations with respect to an investment directed by the beneficiary. Under the regulations, the beneficiary must not only exercise actual, independent control in directing the particular investment transaction, but also the ERISA Plan must give the participant or beneficiary a reasonable opportunity to exercise such control, and must permit him to choose among a broad range of investment alternatives.

Trustees and other fiduciaries making the investment decision for any qualified retirement plan, IRA or Keogh Plan (or beneficiaries exercising control over their individual accounts) should also consider the application of the prohibited transactions provisions of ERISA and the Code in making their investment decision. Sales and certain other transactions between a qualified retirement plan, IRA or Keogh Plan and certain persons related to it (e.g., a plan sponsor, fiduciary, or service provider) are prohibited transactions. The particular facts concerning the sponsorship, operations and other investments of a qualified retirement plan, IRA or Keogh Plan may cause a wide range of persons to be treated as parties in interest or disqualified persons with respect to it. Any fiduciary, participant or beneficiary considering an investment in Shares by a qualified retirement plan IRA or Keogh Plan should examine the individual circumstances of that plan to determine that the investment will not be a prohibited transaction. Fiduciaries, participants or beneficiaries considering an investment in the Shares should consult their own legal advisors if they have any concern as to whether the investment would be a prohibited transaction.

Regulations issued on November 13, 1986, by the Department of Labor (the “Final Plan Assets Regulations”) provide that when an ERISA Plan or any other plan covered by Code Section 4975 (e.g., an IRA or a Keogh Plan which covers only self-employed persons) makes an investment in an equity interest of an entity that is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the underlying assets of the entity in which the investment is made could be treated as assets of the investing plan (referred to in ERISA as “plan assets”). Programs which are deemed to be operating companies or which do not issue more than 25% of their equity interests to ERISA Plans are exempt from being designated as holding “plan assets.” Management anticipates that we would clearly be characterized as an “operating” for the purposes of the regulations, and that it would therefore not be deemed to be holding “plan assets.”

Classification of our assets of as “plan assets” could adversely affect both the plan fiduciary and management. The term “fiduciary” is defined generally to include any person who exercises any authority or control over the management or disposition of plan assets. Thus, classification of our assets as plan assets could make the management a “fiduciary” of an investing plan. If our assets are deemed to be plan assets of investor plans, transactions which may occur in the course of its operations may constitute violations by the management of fiduciary duties under ERISA. Violation of fiduciary duties by management could result in liability not only for management but also for the trustee or other fiduciary of an investing ERISA Plan. In addition, if our assets are classified as “plan assets,” certain transactions that we might enter into in the ordinary course of our business might constitute “prohibited transactions” under ERISA and the Code.

Under Code Section 408(i), as amended by the Tax Reform Act of 1986, IRA trustees must report the fair market value of investments to IRA holders by January 31 of each year. The Service has not yet promulgated regulations defining appropriate methods for the determination of fair market value for this purpose. In addition, the assets of an ERISA Plan or Keogh Plan must be valued at their “current value” as of the close of the plan’s fiscal year in order to comply with certain reporting obligations under ERISA and the Code. For purposes of such requirements, “current value” means fair market value where available. Otherwise, current value means the fair value as determined in good faith under the terms of the plan by a trustee or other named fiduciary, assuming an orderly liquidation at the time of the determination. We do not have an obligation under ERISA or the Code with respect to such reports or valuation although management will use good faith efforts to assist fiduciaries with their valuation reports. There can be no assurance, however, that any value so established (i) could or will actually be realized by the IRA, ERISA Plan or Keogh Plan upon sale of the Shares or upon liquidation of us, or (ii) will comply with the ERISA or Code requirements.

The income earned by a qualified pension, profit sharing or stock bonus plan (collectively, “Qualified Plan”) and by an individual retirement account (“IRA”) is generally exempt from taxation. However, if a Qualified Plan or IRA earns “unrelated business taxable income” (“UBTI”), this income will be subject to tax to the extent it exceeds $1,000 during any fiscal year. The amount of unrelated business taxable income in excess of $1,000 in any fiscal year will be taxed at rates up to 36%. In addition, such unrelated business taxable income may result in a tax preference, which may be subject to the alternative minimum tax. It is anticipated that income and gain from an investment in the Shares will not be taxed as UBTI to tax exempt shareholders, because they are participating only as passive financing sources.

INVESTOR ELIGIBILITY STANDARDS

The Shares will be sold only to a person who is not an accredited investor if the aggregate purchase price paid by such person is no more than 10% of the greater of such person’s annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended. In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and

Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of Shares. Investor suitability standards in certain states may be higher than those described in this Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons.

Each investor must represent in writing that he/she meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she is purchasing the Shares for his/her own account and (ii) he/she has such knowledge and experience in financial and business matters that he/she is capable of evaluating without outside assistance the merits and risks of investing in the Shares, or he/she and his/her purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the Shares. Transferees of Shares will be required to meet the above suitability standards.

_________________________________________________________

SECTION F/S

FINANCIAL STATEMENTS

_________________________________________________________

Consolidated Financial Statements

BrewDog USA Inc.
Years Ended December 31, 2019 and 2018
With Reports of Independent Auditors

BrewDog USA Inc.

Consolidated Financial Statements

Years Ended December 31, 2019 and 2018

Contents

Report of Independent Auditors 1

Consolidated Financial Statements

Consolidated Balance Sheets 3
Consolidated Statements of Comprehensive Loss 4
Consolidated Statements of Stockholders' Deficit 5
Consolidated Statements of Cash Flows 6
Notes to Consolidated Financial Statements 7

2005-3493197

Report of Independent Auditors

The Stockholders and the Board of Directors
BrewDog USA Inc.

We have audited the accompanying consolidated financial statements of BrewDog USA Inc., which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of comprehensive loss, changes in stockholders' deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

2005-3493197

1

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BrewDog USA Inc. at December 31, 2019 and 2018, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

ρ ι

June 11, 2020

2005-3493197

2

BrewDog USA Inc.

Consolidated Balance Sheets

	December 31 2019	December 31 2018
Assets		
Cash and cash equivalents	**$ 1,460,374**	$ 724,963
Inventories	**2,368,044**	1,498,848
Prepaid expenses and other current assets	**1,785,459**	704,300
Total current assets	**5,613,877**	2,928,111
Property and equipment, net	**40,513,515**	39,679,289
Operating right-of-use assets	**4,431,577**	–
Total non-current assets	**44,945,092**	39,679,289
Total assets	**$ 50,558,969**	$ 42,607,400
Liabilities and stockholders' deficit		
Accruals and other current liabilities	**$ 4,588,900**	$ 4,356,521
Current operating lease liabilities	**361,273**	–
Accounts payable – BrewDog Plc	**42,142,068**	38,592,154
Total current liabilities	**47,092,241**	42,948,675
Deferred tax liability	**538,685**	818,100
Other non-current liabilities	**88,533**	129,357
Non-current operating lease liabilities	**4,977,680**	–
Total non-current liabilities	**5,604,898**	947,457
Common stock; par value of $0.01: 10,000,000 shares authorized and 6,513,487 shares and 6,494,709 shares issued and outstanding at December 31, 2019 and 2018, respectively	**65,135**	64,947
Additional paid-in capital	**10,162,799**	9,282,918
Accumulated deficit	**(12,366,104)**	(10,636,597)
Total stockholders' deficit	**(2,138,170)**	(1,288,732)
Total liabilities and stockholders' deficit	**$ 50,558,969**	$ 42,607,400

See accompanying notes.

2005-3493197

3

BrewDog USA Inc.

Consolidated Statements of Comprehensive Loss

	Year Ended December 31	
	2019	**2018**
Revenue:	**$ 27,027,935**	$ 17,198,075
Cost of revenue	**16,121,822**	11,000,842
Operating income	**10,906,113**	6,197,233
Costs and other expenses:		
Administrative expenses	**9,707,465**	6,507,706
Interest expense	**827,090**	670,965
Depreciation	**2,380,480**	2,157,435
Loss before income tax benefit	**(2,008,922)**	(3,138,873)
Income tax benefit	**(279,415)**	(639,146)
Net comprehensive loss	**$ (1,729,507)**	$ (2,499,727)
Basic loss per share	**(0.27)**	(0.39)
Weighted average basic common shares outstanding	**$ 6,506,348**	$ 6,474,304

See accompanying notes.

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4

BrewDog USA Inc.

Consolidated Statements of Stockholders' Deficit

	Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total
Balance, January 1, 2018	6,464,242	$ 64,642	$ 7,954,365	$ (8,136,870)	$ (117,863)
Stock issuance	30,467	305	1,523,045	–	1,523,350
Stock issuance costs	–	–	(194,492)	–	(194,492)
Net loss	–	–	–	(2,499,727)	(2,499,727)
Balance, December 31, 2018	6,494,709	64,947	9,282,918	(10,636,597)	(1,288,732)
Stock issuance	**18,778**	**188**	**991,122**	–	**991,310**
Stock issuance costs	–	–	**(111,241)**	–	**(111,241)**
Net loss	–	–	–	**(1,729,507)**	**(1,729,507)**
Balance, December 31, 2019	**6,513,487**	**$ 65,135**	**$ 10,162,799**	**$(12,366,104)**	**$(2,138,170)**

See accompanying notes.

2005-3493197

5

BrewDog USA Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31	
	2019	**2018**
Operating activities		
Net loss	**$ (1,729,507)**	$ (2,499,727)
Adjustment to reconcile net loss to net cash used in operating activities:		
Depreciation expense	**2,380,480**	2,157,435
Deferred tax expense	**(279,415)**	(639,146)
Changes in operating assets and liabilities:		
Inventories	**(869,196)**	(569,436)
Prepaid expenses and other current assets	**(1,081,159)**	(635,108)
Accruals and other liabilities	**1,098,930**	1,031,851
Net cash used in operating activities	**(479,867)**	(1,154,131)
Investing activities		
Capital expenditures	**(3,215,366)**	(10,396,184)
Net cash used in investing activities	**(3,215,366)**	(10,396,184)
Financing activities		
Advances from BrewDog Plc	**3,550,575**	10,368,512
Issuance of common stock	**991,310**	1,523,350
Costs of issuance of common stock	**(111,241)**	(194,492)
Net cash provided by financing activities	**4,430,644**	11,697,370
Net increase in cash and cash equivalents	**735,411**	147,055
Cash and cash equivalents, beginning of year	**724,963**	577,908
Cash and cash equivalents, end of year	**$ 1,460,374**	$ 724,963
Supplemental schedule of non-cash financing activities		
Purchase of property and equipment in accruals and other current liabilities	**$ 864,870**	$ 1,482,076

See accompanying notes.

2005-3493197

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BrewDog USA Inc.

Notes to Consolidated Financial Statements

December 31, 2019

1. Organization and Description of Business

BrewDog USA Inc. (BrewDog or in the first-person notations of we, us, and our) was formed on April 22, 2015 as a wholly owned subsidiary of BrewDog Plc, a company incorporated in the United Kingdom. BrewDog and its wholly owned subsidiaries are engaged in the business of selling craft beer throughout the United States, under the legal entities: BrewDog Columbus LLC, BrewDog Brewing Company LLC, BrewDog Dogtap LLC, BrewDog Indianapolis LLC, BrewDog Pittsburgh LLC, BrewDog NYC LLC, BrewDog Franchising LLC, BrewDog Licensing LLC and BrewDog San Francisco LLC. BrewDog is headquartered in Columbus, OH and consists of the following:

- A taproom and brewery that opened in 2017 in Canal Winchester, OH
- Two bars that opened during 2018 in Columbus, OH
- A hotel attached to the brewery that opened during 2018 in Canal Winchester, OH
- Two bars that opened during 2019 in Indianapolis, IN and Cincinnati, OH

2. Significant Accounting Policies

Presentation

The accompanying consolidated financial statements include the accounts of BrewDog and its wholly owned subsidiaries. BrewDog prepares its consolidated financial statements on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP). All intercompany balances and transactions of BrewDog and its wholly owned subsidiaries have been eliminated in consolidation. As needed, BrewDog Plc funds BrewDog's operating and investing activities and will provide financial support to BrewDog for a period of not less than 12 months from June 11, 2020.

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BrewDog USA Inc.

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

Accounting Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Although management bases its estimates on historical experience and assumptions that are believed to be reasonable under the circumstances, actual results could differ from those estimates.

Fair Value Measurement

We are required to determine the fair value of financial assets and liabilities based on the price that would be received to sell the asset or pay to transfer the liability to a market participant. Fair value is a market-based measurement, not an entity-specific measurement. The fair value of certain assets and liabilities approximates carrying value, because of the short-term nature of the accounts, including other current assets and accounts payable.

Common Stock

BrewDog issued common stock with no voting rights to the public in a series of Regulation A crowdfunding offerings in 2019, 2018, 2017, and 2016 as follows:

	2019	**2018**	**2017**	**2016**
Shares issued	**18,778**	30,467	92,181	56,272
Purchase price	**$ 60.00 and $ 50.00**	$ 50.00	$ 47.50	$ 47.50
Maximum amounts subject to the offering	**$ 39 and $ 40 million**	$ 40 million	$ 50 million	$ 50 million

In 2016, our Board of Directors approved a stock split of 63,157.89 to one outstanding common share. At the same time, the authorized number of common shares was increased to 10,000,000. All per share and share amounts in the accompanying consolidated financial statements and notes to the consolidated financial statements have been adjusted to reflect the stock split.

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BrewDog USA Inc.

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

Revenue

During 2019 and 2018, revenue consisted of sales of our beer to United States-based distributors and through self-distribution; sales of beer under a contract brewing arrangement; retail sales of beer, wine, food and merchandise at our bars; and rentals of rooms at our hotel. Sales of products are for cash or otherwise agreed-upon credit terms. BrewDog's accounting policy is to exclude excise taxes from the measurement of revenues. Our payment terms vary by customer; however, the time period between when revenue is recognized and when payment is due is not significant. Revenue is measured as the amount of consideration we expect to receive in exchange for the sale of our product. Our sales to distributors are purchase order driven and have a single performance obligation. Revenue is recognized at the point in time when control transfers and our obligation has been fulfilled, which is when the related goods are shipped or delivered to the customer, depending upon method of distribution and shipping terms. Our contract brewing sales are purchase order driven and revenue is recognized when control over the finished product transfers to the customer, which is when the specified order is delivered. At our hotel, we have performance obligations to provide accommodations to hotel guests. We are entitled to a fixed nightly fee for an agreed-upon period. These fees are payable at the time the hotel guest checks out of the hotel. We recognize the revenue from room sales on a daily basis, as the rooms are occupied and we have rendered the services. Retail sales for merchandise, beer, and food at the taproom and bars are recognized at the point of sale to the customer. Percentages of sales by selling channel are as follows:

	2019	**2018**
Sales to distributors	**46%**	38%
Retail sales	**45% (hotel rooms were 6%)**	51% (hotel rooms were 3%)
Contract brewing sales	**9%**	11%

Major Customers

One major customer accounted for at least 10% of revenues. This customer accounted for 21% and 20% of our 2019 and 2018 revenue, respectively.

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BrewDog USA Inc.

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

Shipping and Handling

BrewDog records freight costs billed to customers for shipping and handling as revenue. Shipping and handling expense related to costs incurred to deliver product are recognized within cost of revenue. BrewDog accounts for shipping and handling activities that occur after control has transferred as a fulfillment cost rather than a separate performance obligation, and the costs of shipping and handling are recognized concurrently with the related revenue.

Cost of Revenue

Cost of revenue for our brewing operations consists primarily of raw materials, labor and overhead costs. These costs include brewing materials, such as hops and malts, packaging materials, including cans, both direct and indirect labor, facility costs, inbound freight charges, utilities, maintenance costs, and other manufacturing overhead. Cost of revenue for our bar consists primarily of direct costs for labor, beer, wine, food and merchandise. The components of cost of net revenue are variable in nature, change with sales volume, are influenced by product mix and are subject to increases or decreases based on fluctuations in commodity costs.

Operating Expenses

Administrative expenses are expensed as incurred, and also include all directly attributable costs from BrewDog Plc.

Foreign Currency

The majority of our expenditures are denominated in U.S. dollars. Monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the rates of exchange prevailing at the consolidated balance sheet date. Transactions in foreign currencies are recorded at the prevailing rate at the date of the transaction, with foreign currency transaction gains and losses recorded in the consolidated statements of comprehensive loss.

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BrewDog USA Inc.

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

Income Taxes

We account for income taxes using the asset and liability method. Deferred tax assets and liabilities are measured using enacted tax rates in the respective jurisdictions in which we operate. We assess the realizability of deferred tax assets and provide a valuation allowance for deferred tax assets when it is more likely than not that at least a portion of the deferred tax assets will not be realized. The realizability of deferred tax assets depends on our ability to generate sufficient taxable income within the carryback or carryforward periods provided for in the tax law for each applicable tax jurisdiction and also considers all available positive and negative evidence.

A tax position is defined as a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax benefits from uncertain tax positions are recognized when it is more likely than not that the position will be sustained upon examination of the technical merits of the position, including resolutions of any related appeals or litigation processes. The amount recognized is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. See Note 8 for additional information.

Accounts Receivable

Accounts receivable are included in prepaid expenses and other current assets in the consolidated balance sheets. We derive the majority of our revenues from sales of our products to distributors and directly to the public. We establish an allowance for doubtful accounts on a case-by-case basis, considering changes in the financial position of a customer, when we believe the required payment of specific amounts owed to us is unlikely to occur. At December 31, 2019 and 2018, we had no allowances for doubtful accounts.

Incentives and Other Reductions

In the course of selecting Columbus, Ohio, as the North American headquarters, BrewDog received agreements for certain economic incentives from various governmental entities. The incentives include employee income tax withholding reductions, training grants and development grants for fixed asset investments totaling approximately $1,000,000 that require BrewDog to meet certain investment, job and payroll amounts to receive the incentives. These incentives will be available to BrewDog through 2026. Additionally, BrewDog received a 15-year property tax abatement for the North American headquarters. These various incentives are recognized when

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BrewDog USA Inc.

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

there is reasonable assurance that the incentives will be received and BrewDog will be able to comply with the conditions attached to the incentives. At that time, the incentives will be recognized either in the consolidated statements of comprehensive loss for incentives related to income or the consolidated balance sheets for incentives related to assets in a systematic and rational basis over the periods in which the incentive applies and/or as expenses/costs for which the incentives are intended to compensate are incurred.

Cash and Cash Equivalents

BrewDog considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash and cash equivalents.

Prepaid Expenses and Other Current Assets

Prepaid expenses consist of various payments that BrewDog has made in advance for goods or services to be received in the future. These prepaid expenses include advance payment for software, furniture, and service contracts requiring up-front payments.

Inventories

Inventories consist of raw materials, work in process and finished goods. Raw materials, which principally consist of hops, malts, barley, other brewing ingredients and packaging materials, are stated at the lower of cost (first-in, first-out) or net realizable value. The cost elements of work in process and finished goods inventory consist of raw materials, direct labor and manufacturing overhead. Work in process is beer held in tanks prior to packaging. Finished goods include retail merchandise and packaged beer. A significant change in the timing or level of demand for certain products, as compared to forecasted amounts, may result in recording provisions for excess or expired inventory in the future.

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BrewDog USA Inc.

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

Property and Equipment

Tangible fixed assets, other than land, are stated at cost or valuation less depreciation. Depreciation is provided at rates calculated to write off the cost or valuation less estimated residual value of each asset over its expected useful life, as follows:

1. Land	Not depreciated
2. Assets under construction	Not depreciated
3. Computer equipment	2–3 years of life on the straight-line basis
4. Motor vehicles	25% on declining balance
5. Fixtures and fittings	10%–25% on declining balance and 4 years of life on the straight-line basis
6. Property and equipment	10%–25% on declining balance and 2–4 years of life on the straight-line basis
7. Buildings	4–50 years of life on the straight-line basis
8. Leasehold improvements	Lesser of remaining term of lease or estimated useful life of the asset

Certain brewing equipment, included within property and equipment, is depreciated at 10% on the reducing balance method and has been allocated a residual value, dependent on the tank's use.

BrewDog capitalized interest of $18,296 and $127,854 in 2019 and 2018, respectively.

Depreciation expense was $2,380,480 and $2,157,435 in 2019 and 2018, respectively.

Deferred Revenue

Proceeds from non-equity crowdfunding are recorded as deferred revenue within accruals and other current liabilities and recognized in the consolidated statements of comprehensive loss once the related products have been delivered.

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BrewDog USA Inc.

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

Subsequent Events

BrewDog has evaluated subsequent events occurring after the consolidated balance sheet date and through June 11, 2020, the date these consolidated financial statements were available to be issued. On February 27, 2020, BrewDog opened a bar location in Pittsburgh, Pennsylvania. BrewDog has received approximately $780,000 from the parent, BrewDog Plc, to be used on various operating costs, subsequent to the year end, through June 11, 2020.

Company Response to COVID-19

As a result of the COVID-19 pandemic and subsequent to December 31, 2019, the Company completed the actions described below.

On March 16, 2020, and in compliance with state and local laws, the Company temporarily closed its bars and hotel with the exception of carry-out food and in-home beer delivery in the central-Ohio market. As a result of these closures, the Company experienced significant reduction in keg demand from its on-premise channel.

As of the consolidated balance sheet issuance date, the Company fully reopened its Ohio-based brewery, bars, and hotel. The Company plans to fully reopen its Indianapolis and Pittsburgh bars on June 15, 2020.

In an effort to ensure financial flexibility, the Company took the following actions:

1. Executed reduction in expenses and capital expenditures.

2. Furloughed most bar and hotel associates, as well as those who were not working to support the distribution business and those who could not work from home, effective through May 15, 2020.

3. Extended the timing of its on-going equity raise through November 2020.

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BrewDog USA Inc.

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

4. Received a $1.9 million note payable from J.P. Morgan pursuant to the Paycheck Protection Program (PPP Loan) under the United States Coronavirus Aid, Relief, and Economic Security (CARES) Act. The PPP Loan proceeds are available to be used for payroll costs, including salaries, commissions, group health care benefits, paid leave, rent, utilities, and interest on outstanding debt.

3. Accounting Pronouncement Recently Adopted

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, *Revenue from Contracts with Customers (Topic 606)*. ASU 2014-09 supersedes virtually all existing revenue recognition guidance. Under this standard, an entity is required to recognize revenue upon transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. As such, an entity needs to use more judgment and make more estimates than under the previous guidance. On January 1, 2018, BrewDog adopted the new accounting standard and all related amendments using the modified retrospective method which allows application only to the most current reporting period presented in the consolidated financial statements, with a cumulative effect adjustment to retained earnings. In accordance with the new revenue standard, revenue is recognized at the point in time when control transfers and our obligation has been fulfilled, which is when the related goods are shipped or delivered to the customer, depending upon method of distribution and shipping terms. The adoption of the standard did not have an impact on the consolidated financial statements and no cumulative effect adjustment to retained earnings was recorded. BrewDog did not record any contract assets, contract liabilities, or deferred contract costs upon adoption of the standard.

In February 2016, the FASB issued ASU 2016-02, *Leases (Topic 842)*, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use (ROU) asset and a lease liability for all leases with a term of greater than 12 months, regardless of their classification. Under ASU 2016-02, lessees are permitted to use a modified retrospective approach, which requires an entity to recognize and measure leases existing at, or entered into after, the beginning of the earliest comparative period presented for the year beginning December 30, 2018, with early

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BrewDog USA Inc.

Notes to Consolidated Financial Statements (continued)

3. Accounting Pronouncement Recently Adopted (continued)

adoption permitted. In July 2018, the FASB issued ASU No. 2018-11, *Leases (Topic 842)*, permitting the use of an alternative modified retrospective approach that would result in an entity recognizing a lease liability and a ROU asset as of the effective date of the requirements, with all comparative periods presented and disclosed, in accordance with ASC 840, *Leases*, requirements, changing the date of initial application to the beginning of the period of adoption. On January 1, 2019, the Company adopted the new accounting standard using the alternative modified retrospective approach, applying ASC 842 to all comparative periods, including disclosures. Upon adoption, the Company recognized ROU assets of $2.4 million and lease liabilities of $2.4 million.

Accounting Pronouncement Not Yet Effective

In June 2016, the FASB issued ASU 2016-13, *Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments*. The guidance requires companies to measure credit losses utilizing a methodology that reflects expected credit losses and requires the consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company is currently assessing the impact of adopting this standard, but does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

4. Property and Equipment

Property and equipment consist of the following:

	December 31	
	2019	**2018**
Land	**$ 1,118,148**	$ 1,118,148
Asset under construction	**687,445**	2,700
Computer equipment	**513,820**	429,475
Motor vehicles	**174,013**	98,743
Fixture and fittings	**2,728,178**	2,579,795
Property and equipment	**18,561,755**	18,814,181
Buildings	**22,418,352**	19,943,962
Property and equipment	**46,201,711**	42,987,004
Accumulated depreciation	**(5,688,196)**	(3,307,716)
Property and equipment, net	**$ 40,513,515**	$ 39,679,289

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BrewDog USA Inc.

Notes to Consolidated Financial Statements (continued)

5. Inventories

Inventories consist of the following:

	December 31	
	2019	2018
Raw materials	$ 1,364,883	$ 1,004,814
Work in progress	136,886	135,874
Finished goods	866,275	358,160
Total inventories	$ 2,368,044	$ 1,498,848

6. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	December 31	
	2019	2018
Accounts receivable	$ 621,012	$ 448,403
Prepaid expenses	349,925	230,272
Other	814,522	25,625
Total prepaid expenses and other current assets	$ 1,785,459	$ 704,300

7. Accruals and Other Current Liabilities

Accruals and other current liabilities consist of the following:

	December 31	
	2019	2018
Trade payables	$ 1,474,121	$ 993,983
Payables associated with property and equipment	864,870	1,482,076
Real estate taxes payable	59,549	58,110
Deferred revenue	406,550	324,168
Sales tax payable	137,591	84,473
Wages payable	480,797	182,408
Other accruals	1,165,422	1,231,303
Total accruals and other current liabilities	$ 4,588,900	$ 4,356,521

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BrewDog USA Inc.

Notes to Consolidated Financial Statements (continued)

8. Income Taxes

Significant components of the (benefit) for income taxes for the years ended December 31, 2019 and 2018 are as follows:

	Year Ended December 31	
	2019	**2018**
Deferred:		
Federal	**$ (212,344)**	$ (406,346)
State	**(67,071)**	(232,800)
Total deferred	**(279,415)**	(639,146)
Total income tax benefit	**$ (279,415)**	$ (639,146)

The Company's tax benefits for the years ended December 31, 2019 and 2018 were driven primarily by net operating losses with unlimited carryforward periods, which were partially realizable based upon future reversals of existing taxable temporary differences.

The effective tax rate is reconciled with the U.S. federal statutory rate for the years ended December 31, 2019 and 2018, as follows:

	Year Ended December 31	
	2019	**2018**
Federal statutory income tax rate	**21.0%**	21.0%
City income tax rate	**2.0**	1.6
Change from the Tax Cuts and Jobs Act	**1.1**	0.3
Return to provision	**10.9**	(6.5)
Permanent items and other	**(3.6)**	(0.8)
Change in valuation allowance	**(17.0)**	4.8
Effective tax rate	**14.4%**	20.4%

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BrewDog USA Inc.

Notes to Consolidated Financial Statements (continued)

8. Income Taxes (continued)

The tax effects of temporary differences and tax loss carryforwards that give rise to significant portions of deferred tax assets and liabilities at December 31, 2019 and 2018, are comprised of the following:

	December 31	
	2019	**2018**
Deferred tax assets:		
Capitalized start-up costs	**$ 242,759**	$ 260,857
Deferred revenue	**53,040**	73,693
Accrued interest	**382,580**	191,630
Accrued management fee	**196,011**	161,405
Net operating loss	**5,234,973**	4,930,561
Research and development credit	**15,080**	15,080
Other costs	**113,179**	97,052
Total deferred tax assets	**6,237,622**	5,730,278
Valuation allowance	**(3,154,344)**	(2,806,473)
Deferred tax assets, net of allowances	**3,083,278**	2,923,805
Deferred tax liabilities:		
Property and equipment	**(3,621,963)**	(3,741,905)
Total deferred tax liabilities	**(3,621,963)**	(3,741,905)
Net deferred tax liability	**$ (538,685)**	$ (818,100)

As of December 31, 2019, BrewDog has gross federal operating loss carryforwards of $22,797,427. The pre-2018 gross federal operating loss carryforwards of $16,489,837 expire in 2037. The remaining operating loss carryforward of $6,307,590 does not have an expiration date as a result of the provisions within the Tax Cuts and Jobs Act. Additionally, BrewDog has gross city operating loss carryforwards of $14,636,212, expiring in 2022 and 2023, as well as state operating loss carryforwards of $754,137, expiring in years through 2038.

To assess the realization of deferred tax assets, we consider whether it is more likely than not that all or a portion of the deferred tax assets will not be realized prior to expiration. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in

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BrewDog USA Inc.

Notes to Consolidated Financial Statements (continued)

8. Income Taxes (continued)

making this assessment. Our scheduling of the timing difference reversals indicated that deferred tax liabilities may not reverse in a sufficient time to allow us to utilize all net operating losses before expiration. As a result, valuation allowances of $3,154,344 and $2,806,473 were recorded against the deferred tax assets at December 31, 2019 and 2018, respectively.

9. Commitments and Contingencies

Operating Leases

BrewDog leases bar and brewery facilities under noncancelable operating lease agreements. The lease agreements require BrewDog to pay taxes, maintenance, insurance and other occupancy expenses. BrewDog's lease agreements for bar locations are for five to fifteen-year periods with renewal options for additional fiveyear periods. As the rate implicit in each lease is not readily determinable, the Company uses its incremental borrowing rate based on information available at commencement to determine the present value of the lease payments. Based on the present value of the lease payments for the remaining lease term of the Company's existing leases, the Company recognized ROU assets and lease liabilities of $2.4 million upon adoption of ASU No. 2016-02 on January 1, 2019. ROU assets and lease liabilities commencing after January 1, 2019 are recognized at commencement date based on the present value of lease payments over the lease term. Leases with an initial term of 12 months or less (short-term leases) are not recorded on the consolidated balance sheets and are recognized on a straight-line basis over the lease term. As of December 31, 2019, total ROU assets and lease liabilities were as follows:

	Classification	Leases
Right-of-use assets		
Operating lease assets	Operating right-of-use assets	$ 4,431,577
Finance lease assets	Property and equipment, net	$ 59,470
Lease liabilities		
Current:		
Operating lease liabilities	Current operating lease liabilities	$ 361,273
Finance lease liabilities	Accruals and other current liabilities	$ 23,225
Non-current:		
Operating lease liabilities	Non-current operating lease liabilities	$ 4,977,680
Finance lease liabilities	Other non-current liabilities	$ 31,167

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BrewDog USA Inc.

Notes to Consolidated Financial Statements (continued)

9. Commitments and Contingencies (continued)

The gross value and accumulated depreciation of ROU assets related to finance leases as of December 31, 2019 were as follows:

		Finance Leases
Gross value	$	113,775
Accumulated amortization		(54,305)
Carrying value	$	59,470

Components of lease cost for the year ended December 31, 2019 are as follows:

		Lease Cost
Operating lease cost	$	467,485
Variable lease costs not included in liability		–
Finance lease cost:		
Amortization of right-of-use asset	$	48,019
Interest on lease liabilities		3,277
Total finance lease cost	$	51,296

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BrewDog USA Inc.

Notes to Consolidated Financial Statements (continued)

9. Commitments and Contingencies (continued)

Maturities of lease liabilities as of December 31, 2019 are as follows:

			Weighted-Average Remaining Term in Years	
	Operating Leases	Finance Leases	Operating Leases	Finance Leases
2020	$ 591,154	$ 32,952	–	–
2021	617,274	22,728	–	–
2022	605,295	1,021	–	–
2023	572,915	–	–	–
2024	576,792	–	–	–
After 2024	4,051,857	–	–	–
Total lease payments	7,015,287	56,701	–	–
Less imputed interest (based on 4.439% weighted-average discount rate)	(1,676,334)	(2,309)	–	–
Present value of lease liability	$ 5,338,953	$ 54,392	12.8	1.8

10. Operating Segments

BrewDog operates in a single operating segment and, thus, a single reporting segment. Our chief operating decision maker evaluates the performance of the business overall, with the mindset that our hotel and food offerings at our bars serve to build the strength of our brand.

11. Related-Party Transactions

Our operations are funded by BrewDog Plc as an intercompany balance, repayable on demand. Total funding provided during 2019 and 2018 amounted to $3,550, 575 and $10,368,512, respectively.

The payable of $42,142,068 to BrewDog Plc included in the consolidated balance sheet is the result of various transactions between BrewDog and BrewDog Plc. There are no terms of settlement, and interest is charged at applicable federal rates on the account balance. Total interest charged during 2019 and 2018 amounted to $841,400 and $790,026, respectively. The balance is

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BrewDog USA Inc.

Notes to Consolidated Financial Statements (continued)

11. Related-Party Transactions (continued)

primarily the result of the establishment of BrewDog's operations in the United States, and BrewDog being part of BrewDog's participation in BrewDog Plc's cash management program, wherein all of BrewDog's cash receipts are remitted to BrewDog Plc and all cash disbursements are funded by BrewDog Plc. Other transactions include miscellaneous administrative expenses incurred by BrewDog Plc on behalf of BrewDog.

BrewDog Plc provided certain services to BrewDog including, but not limited to, executive services, accounting and legal services, and other selling, general and administrative expenses. The allocation method utilized by management of BrewDog Plc during the period from January 1, 2019 to December 31, 2019 was an annual charge of $143,589. The amount included in the consolidated statements of comprehensive loss by BrewDog for the year ended December 31, 2019, is $143,589 ($270,005 in 2018).

In December 2017, BrewDog sold its interest in BrewDog Franklinton LLC, which owned the real property associated with one of the Columbus Bars to Ten Tonne Mouse Inc.; Mr. James Watt is the director for both companies. There was no gain or loss recorded on the transaction for book or tax purposes. The sales price was $657,816, which was not paid as of December 31, 2017. In conjunction with the sale, BrewDog entered into an interest-free note that was payable on demand and was included in prepaid expenses and other current assets. The note was paid in full in January 2018. BrewDog was granted a tenant allowance of $1,415,000 and paid $150,000 in rent during 2019.

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PART III: EXHIBITS

Index to Exhibits

Description                         Item              Exhibit

Broker-Dealer Services Agreement	Item 17.1	1A-1
Charters (including amendments)	Item 17.2	1A-2A
Bylaws	Item 17.2	1A-2B
Subscription Agreement	Item 17.4	1A-4
Escrow Agreements	Item 17.8	1A-8
Consent of Independent Auditors	Item 17.11	1A-11
Legal Opinion of Kendall Almerico, Kendall A. Almerico P.A.	Item 17.12	1A-12